REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To MAXXAM Inc.:

We have audited the accompanying consolidated balance sheets of MAXXAM Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1999. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 14(a)(2) of this Form 10-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.



                                      ARTHUR ANDERSEN LLP


Houston, Texas
March 7, 2000


                          MAXXAM INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               1999        1998
                                                                                            ----------- -----------
ASSETS
Current assets:
   Cash and cash equivalents............................................................... $    275.7  $    294.2
   Marketable securities...................................................................       58.3        19.4
   Receivables:
      Trade, net of allowance for doubtful accounts of $6.0 and $6.4, respectively.........      169.4       184.5
      Other................................................................................      116.0       122.6
   Inventories.............................................................................      590.7       587.5
   Prepaid expenses and other current assets...............................................      192.7       152.4
                                                                                            ----------- -----------
        Total current assets...............................................................    1,402.8     1,360.6
Property, plant and equipment, net of accumulated depreciation of $977.9 and
   $921.5, respectively....................................................................    1,222.2     1,278.9
Timber and timberlands, net of accumulated depletion of $180.6 and $178.4,
   respectively............................................................................      254.1       302.3
Investments in and advances to unconsolidated affiliates...................................      112.6       146.5
Deferred income taxes......................................................................      549.1       555.8
Restricted cash and marketable securities..................................................      159.0        17.5
Long-term receivables and other assets.....................................................      693.3       413.6
                                                                                            ----------- -----------
                                                                                            $  4,393.1  $  4,075.2
                                                                                            =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable........................................................................ $    243.1  $    182.9
   Accrued interest........................................................................       72.4        72.4
   Accrued compensation and related benefits...............................................      124.8       133.7
   Other accrued liabilities...............................................................      194.7       180.6
   Payable to affiliates...................................................................       85.8        77.1
   Short-term borrowings and current maturities of long-term debt..........................       46.0        37.0
                                                                                            ----------- -----------
        Total current liabilities..........................................................      766.8       683.7
Long-term debt, less current maturities....................................................    1,956.8     1,971.7
Accrued postretirement medical benefits....................................................      688.9       704.5
Other noncurrent liabilities...............................................................      810.1       604.8
                                                                                            ----------- -----------
        Total liabilities..................................................................    4,222.6     3,964.7
                                                                                            ----------- -----------
Commitments and contingencies
Minority interests.........................................................................      142.7       167.3
Stockholders' equity (deficit):
   Preferred stock, $0.50 par value; 12,500,000 shares authorized; Class A $0.05
      Non-Cumulative Participating Convertible Preferred Stock; 669,355 and
       669,435 shares issued, respectively.................................................        0.3         0.3
   Common stock, $0.50 par value; 28,000,000 shares authorized;
      10,063,359 shares issued.............................................................        5.0         5.0
   Additional capital......................................................................      225.3       222.8
   Accumulated deficit.....................................................................     (102.1)     (175.7)
   Accumulated other comprehensive loss - additional minimum pension liability.............       (0.7)          -
    Treasury stock, at cost (shares held:  preferred - 845; common - 2,805,608
      and  3,062,496, respectively)........................................................     (100.0)     (109.2)
                                                                                            ----------- -----------
        Total stockholders' equity (deficit)...............................................       27.8       (56.8)
                                                                                            ----------- -----------
                                                                                            $  4,393.1  $  4,075.2
                                                                                            =========== ===========

The accompanying notes are an integral part of these financial statements.


                          MAXXAM INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE INFORMATION)


                                                                                    YEARS ENDED DECEMBER 31,
                                                                             --------------------------------------
                                                                                1999         1998          1997
                                                                             -----------  -----------  ------------
Net sales:
   Aluminum operations.....................................................  $  2,044.3   $  2,256.4   $   2,373.2
   Forest products operations..............................................       187.8        233.6         287.2
   Real estate operations..................................................        52.0         58.6          48.7
   Racing operations.......................................................        27.3         24.1          20.0
                                                                             -----------  -----------  ------------
                                                                                2,311.4      2,572.7       2,729.1
                                                                             -----------  -----------  ------------
Cost and expenses:
   Cost of sales and operations:
      Aluminum operations..................................................     1,859.2      1,906.2       1,951.2
      Forest products operations...........................................       159.5        155.3         162.0
      Real estate operations...............................................        29.7         33.5          28.0
      Racing operations....................................................        15.9         15.7          14.4
   Selling, general and administrative expenses............................       170.4        171.0         190.0
   Depreciation, depletion and amortization................................       108.4        120.4         127.4
   Impairment of assets....................................................        19.8         45.0             -
   Restructuring of aluminum operations....................................           -            -          19.7
                                                                             -----------  -----------  ------------
                                                                                2,362.9      2,447.1       2,492.7
                                                                             -----------  -----------  ------------

Operating income (loss)....................................................       (51.5)       125.6         236.4

Other income (expense):
   Gain on sale of Headwaters Timberlands..................................       239.8            -             -
   Gain on involuntary conversion at Gramercy facility.....................        85.0            -             -
   Investment, interest and other income (expense), net....................        18.3         36.3          49.7
   Interest expense........................................................      (190.1)      (201.3)       (201.4)
   Amortization of deferred financing costs................................        (7.0)        (7.2)        (10.2)
                                                                             -----------  -----------  ------------
Income (loss) before income taxes and minority interests ..................        94.5        (46.6)         74.5
Credit (provision) for income taxes........................................       (43.7)        32.1           6.9
Minority interests.........................................................        22.8         (0.2)        (16.2)
                                                                             -----------  -----------  ------------
Income (loss) before extraordinary item....................................        73.6        (14.7)         65.2
Extraordinary item:
   Loss on early extinguishment of debt, net of income tax benefit
        of $22.9...........................................................           -        (42.5)            -
                                                                             -----------  -----------  ------------
Net income (loss)..........................................................  $     73.6   $    (57.2)  $      65.2
                                                                             ===========  ===========  ============

Basic earnings (loss) per common share:
   Income (loss) before extraordinary item.................................  $    10.49   $    (2.10)  $      7.81
   Extraordinary item......................................................           -        (6.07)            -
                                                                             -----------  -----------  ------------
   Net income (loss).......................................................  $    10.49   $    (8.17)  $      7.81
                                                                             ===========  ===========  ============

Diluted earnings (loss) per common and common equivalent share:
   Income (loss) before extraordinary item.................................  $     9.49   $    (2.10)  $      7.14
   Extraordinary item......................................................           -        (6.07)            -
                                                                             -----------  -----------  ------------
   Net income (loss).......................................................  $     9.49   $    (8.17)  $      7.14
                                                                             ===========  ===========  ============



The accompanying notes are an integral part of these financial statements.

                          MAXXAM INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)


                                                                                         YEARS ENDED DECEMBER 31,
                                                                                       ----------------------------
                                                                                         1999      1998      1997
                                                                                       --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss).................................................................. $  73.6   $ (57.2)  $  65.2
   Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
      Depreciation, depletion and amortization........................................   108.4     120.4     127.4
      Gain on sale of Headwaters Timberlands..........................................  (239.8)        -         -
      Gain on involuntary conversion at Gramercy facility.............................   (85.0)        -         -
      Impairment of assets............................................................    19.8      45.0         -
      Extraordinary loss on early extinguishment of debt, net.........................       -      42.5         -
      Restructuring of aluminum operations............................................       -         -      19.7
      Stock-based compensation expense................................................    11.7         -         -
      Net gain on other asset dispositions............................................   (45.3)        -      (7.9)
      Net gains on marketable securities..............................................   (18.2)     (8.6)    (18.1)
      Net sales (purchases) of marketable securities..................................   (20.7)     73.8     (16.2)
      Minority interests..............................................................   (22.8)      0.2      16.2
      Amortization of deferred financing costs and discounts on long-term debt........     7.3      17.9      24.8
      Equity in (earnings) loss of unconsolidated affiliates, net of dividends received   (4.6)     (0.5)     23.3
      Increase (decrease) in cash resulting from changes in:
        Receivables...................................................................    24.4      70.1     (86.1)
        Inventories...................................................................    (4.7)     38.7       0.4
        Prepaid expenses and other assets.............................................   (60.4)     24.3     (26.3)
        Accounts payable..............................................................    59.9      (4.7)    (14.8)
        Accrued and deferred income taxes.............................................    19.7     (23.9)     (4.4)
        Payable to affiliates and other liabilities...................................    16.8     (47.4)    (14.7)
        Accrued interest..............................................................       -       4.0       8.4
        Long-term assets and long-term liabilities....................................    20.7     (53.7)    (29.6)
      Other...........................................................................    (6.6)      4.3       1.3
                                                                                       --------  --------  --------
        Net cash provided by (used for) operating activities..........................  (145.8)    245.2      68.6
                                                                                       --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net proceeds from dispositions of property and investments.........................   375.1      23.1      40.6
   Capital expenditures...............................................................   (95.8)   (122.1)   (164.5)
   Restricted cash withdrawals used to acquire timberlands............................    12.9       8.9         -
   Investment in subsidiaries and joint ventures......................................       -     (10.6)     (7.2)
   Other..............................................................................    (3.3)      2.9      (7.8)
                                                                                       --------  --------  --------
        Net cash provided by (used for) investing activities..........................   288.9     (97.8)   (138.9)
                                                                                       --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt...........................................     2.9     875.5      30.1
   Premiums for early retirement of debt..............................................       -     (45.5)        -
   Redemptions, repurchase of and principal payments on long-term debt................   (19.6)   (804.0)    (78.4)
   Net borrowings under revolving and short-term credit facilities....................    10.4      16.0       2.5
   Restricted cash withdrawals (deposits), net........................................  (154.4)      7.3      (3.7)
   Treasury stock repurchases.........................................................       -     (35.1)    (52.8)
   Incurrence of deferred financing costs.............................................    (0.7)    (23.4)     (1.8)
   Other..............................................................................    (0.2)     (8.6)      2.4
                                                                                       --------  --------  --------
        Net cash used for financing activities........................................  (161.6)    (17.8)   (101.7)
                                                                                       --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................   (18.5)    129.6    (172.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................................   294.2     164.6     336.6
                                                                                       --------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.............................................. $ 275.7   $ 294.2   $ 164.6
                                                                                       ========  ========  ========

The accompanying notes are an integral part of these financial statements.

                          MAXXAM INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE INFORMATION)



                                                                                  ACCUMU-
                                                                                  LATED
                                                                                  OTHER
                                  PREFERRED     COMMON STOCK     ADDI-   ACCUMU-  COMPRE-                     COMPRE-
                                    STOCK                       TIONAL    LATED   HENSIVE  TREASURY           HENSIVE
                                  ($.50 PAR)  Shares ($.50 Par) CAPITAL  DEFICIT   INCOME    STOCK    TOTAL   INCOME
                                  ---------   ----------------  ------- --------- -------- --------- -------- -------
Balance, December 31, 1996....... $    0.3       8.7  $   5.0   $155.9  $ (185.6) $  (5.1) $  (21.3) $ (50.8)
   Net income....................        -         -        -        -      65.2        -         -     65.2  $ 65.2
   Reduction of pension
      liability..................        -         -        -        -         -      1.8         -      1.8     1.8
                                                                                                              -------
   Comprehensive income..........                                                                             $ 67.0
                                                                                                              =======
   Gain from issuance of
      Kaiser Aluminum
      Corporation common
      stock due to PRIDES
      conversion.................        -         -        -     62.9       1.9        -         -     64.8
   Gain from other issuances
      of Kaiser Aluminum
      Corporation common
      stock......................        -         -        -      1.1         -        -         -      1.1
   Treasury stock
      repurchases................        -      (1.7)       -        -         -        -     (87.9)   (87.9)
   Gain on settlement
      of shareholder
      litigation.................        -         -        -      2.9         -        -         -      2.9
                                  ---------   ------- --------  ------- --------- -------- --------- --------

Balance, December 31, 1997.......      0.3       7.0      5.0    222.8    (118.5)    (3.3)   (109.2)    (2.9)
   Net loss......................        -         -        -        -     (57.2)       -         -    (57.2) $(57.2)
   Reduction of pension
      liability..................        -         -        -        -         -      3.3         -      3.3     3.3
                                                                                                              -------
   Comprehensive loss............                                                                             $(53.9)
                                  ---------   ------- --------  ------- --------- -------- --------- -------- =======

Balance, December 31, 1998.......      0.3       7.0      5.0    222.8    (175.7)       -    (109.2)   (56.8)
   Net income....................        -         -        -        -      73.6        -         -     73.6  $ 73.6
   Increase in pension liability.        -         -        -        -         -     (0.7)        -     (0.7)   (0.7)
                                                                                                              -------
   Comprehensive income..........                                                                             $ 72.9
                                                                                                              =======
   Treasury stock issuances......        -         -        -      2.5         -        -       9.2     11.7
                                  ---------   ------- --------  ------- --------- -------- --------- --------
Balance, December 31, 1999....... $    0.3       7.0  $   5.0   $225.3  $ (102.1) $  (0.7) $ (100.0) $  27.8
                                  =========   ======= ========  ======= ========= ======== ========= ========


The accompanying notes are an integral part of these financial statements.


                          MAXXAM INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION

      The Company
      The consolidated financial statements include the accounts of MAXXAM Inc. and its majority and wholly owned subsidiaries. All references to the "COMPANY" include MAXXAM Inc. and its majority owned and wholly owned subsidiaries, unless otherwise indicated or the context indicates otherwise. Intercompany balances and transactions have been eliminated. Investments in affiliates (20% to 50%-owned) are accounted for utilizing the equity method of accounting. Certain reclassifications have been made to prior years' consolidated financial statements to be consistent with the current year's presentation.

      The Company is a holding company and, as such, conducts substantially all of its operations through its subsidiaries. The Company operates in four principal industries: aluminum, through its majority owned subsidiary, Kaiser Aluminum Corporation ("KAISER", 63% owned as of December 31, 1999), an integrated aluminum producer; forest products, through MAXXAM Group Inc. ("MGI") and MGI's wholly owned subsidiaries, The Pacific Lumber Company ("PACIFIC LUMBER") and Britt Lumber Co., Inc. ("BRITT"); real estate investment and development, managed through its wholly owned subsidiary, MAXXAM Property Company, and racing operations through Sam Houston Race Park, Ltd. ("SHRP, LTD."), a Texas limited partnership, in which the Company owned a 98.9% interest as of December 31, 1999. MAXXAM Group Holdings Inc. ("MGHI") owns 100% of MGI and is a wholly owned subsidiary of the Company.

      Description of the Company's Operations
      Kaiser, through its wholly owned principal operating subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"), operates in several principal aspects of the aluminum industry - the mining of bauxite (the major aluminum- bearing ore), the refining of bauxite into alumina (the intermediate material), the production of aluminum and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser's production levels of alumina, before consideration of the Gramercy incident described in Note 2, and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum in domestic and international markets. A substantial portion of the Company's consolidated assets, liabilities, revenues, results of operations and cash flows are attributable to Kaiser (see Note 15).

      MGI operates in several principal aspects of the lumber industry - the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Housing, construction and remodeling are the principal markets for the Company's lumber products.

      The Company, principally through its wholly owned subsidiaries, is also engaged in the business of residential and commercial real estate investment and development, primarily in Puerto Rico, Arizona and California.

      Racing operations are conducted through SHRP, Ltd. which owns and operates a Class 1, pari-mutuel horse racing facility in the greater Houston metropolitan area.

      Use of Estimates and Assumptions
      The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 13 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Cash Equivalents
      Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less. See "Restricted Cash and Marketable Securities" below.

      Marketable Securities
      Marketable securities which are considered "held-to-maturity" securities consist of commercial paper with original maturities in excess of three months and other types of corporate and government debt obligations. These securities are carried at cost adjusted for discount and premium amortization. As of December 31, 1999 and 1998, the carrying amount approximated fair value. Marketable securities which are considered "trading" or "available for sale" securities consist of long and short positions in corporate common stocks and option contracts and are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income (expense), net for each of the three years in the period ended December 31, 1999 were: 1999 - net unrealized holding losses of $1.4 million and net realized gains of $18.8 million; 1998 - net unrealized holding losses of $3.8 million and net realized gains of $11.9 million; and 1997
- net unrealized holding gains of $5.0 million and net realized gains of $11.9 million. See "Restricted Cash and Marketable Securities" below.

      Inventories
      Inventories are stated at the lower of cost or market. Cost for the aluminum and forest products operations inventories is primarily determined using the last-in, first-out ("LIFO") method not in excess of market value. Replacement cost is not in excess of LIFO cost. Other inventories of the aluminum operations, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

      Inventories consist of the following (in millions):


                                                                            DECEMBER 31,
                                                                        --------------------
                                                                          1999       1998
                                                                        ---------  ---------
Aluminum operations:
   Finished fabricated products........................................ $  118.5   $  112.4
   Primary aluminum and work in process................................    189.4      205.6
   Bauxite and alumina.................................................    124.1      109.5
   Operating supplies and repair and maintenance parts.................    114.1      116.0
                                                                        ---------  ---------
                                                                           546.1      543.5
                                                                        ---------  ---------
Forest products operations:
   Lumber..............................................................     23.2       36.0
   Logs................................................................     21.4        8.0
                                                                        ---------  ---------
                                                                            44.6       44.0
                                                                        ---------  ---------
                                                                        $  590.7   $  587.5
                                                                        =========  =========

      Property, Plant and Equipment
      Property, plant and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed principally utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The carrying value of property, plant and equipment is assessed when events and circumstances indicate that an impairment is present. The existence of an impairment is determined by comparing the net carrying value of the asset to its estimated undiscounted future cash flows. If an impairment is present, the asset is reported at the lower of carrying value or fair value.

      Timber and Timberlands
      Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit- of-production method based upon estimates of timber values and quantities.

      Deferred Financing Costs
      Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing.

      Restricted Cash and Marketable Securities
      Cash and cash equivalents and marketable securities includes restricted investments of $70.0 million and $96.1 million at December 31, 1999 and 1998, respectively. Restricted investments are primarily held as security for short positions in marketable securities and for debt service payments on the Company's Class A-1, Class A-2 and Class A-3 Timber Collateralized Notes due 2028 (the "TIMBER NOTES").

      Long-term restricted cash and marketable securities of $159.0 million at December 31, 1999 primarily represents amounts held in a Scheduled Amortization Reserve Account (the "SAR ACCOUNT") to support principal payments on the Timber Notes, whereas long-term restricted cash of $17.5 million at December 31, 1998 primarily represents the amount held in an account by the trustee (the "PREFUNDING ACCOUNT") under the indenture governing the Timber Notes (the "TIMBER NOTES INDENTURE") to enable Scotia Pacific Company LLC ("SCOTIA LLC"), a limited liability company wholly owned by Pacific Lumber, to acquire timberlands.

      Concentrations of Credit Risk
      Cash equivalents and restricted marketable securities are invested primarily in commercial paper as well as other types of corporate and government debt obligations. The Company has mitigated its concentration of credit risk with respect to these investments by purchasing high grade investments (ratings of A1/P1 short-term or at least AA/aa long- term debt). No more than 10% is invested within the same issue.

      Investment, Interest and Other Income (Expense), Net
      Investment, interest and other income (expense), net for the years ended December 31, 1999, 1998 and 1997 includes $53.2 million, $12.7 million, and $8.8 million, respectively, of pre-tax charges related principally to establishing additional litigation reserves for asbestos claims, net of estimated insurance recoveries, pertaining to operations which were discontinued prior to the acquisition of Kaiser by the Company in 1988. Other investment, interest and other income (expense), net in 1999 also includes $32.8 million of pre-tax charges to reflect mark-to-market adjustments on certain primary aluminum hedging transactions, a net pre-tax gain of $50.5 million on the sale of Kaiser's 50% interest in AKW L.P. ("AKW"), an aluminum wheels joint venture, and a $7.4 million gain related to insurance recoveries for property damage resulting from a hurricane which hit Puerto Rico in 1998. Other investment, interest and other income (expense), net in 1998 includes $12.0 million attributable to insurance recoveries related to certain environmental costs incurred. Also included in investment, interest and other income (expense), net are net gains from sales of real estate and equity in earnings from real estate joint ventures of $8.7 million, $11.2 million and $13.5 million for the years ended December 31, 1999, 1998 and 1997, respectively.

      Foreign Currency Translation
      The Company uses the United States dollar as the functional currency for its foreign operations.

      Derivative Financial Instruments
      Hedging transactions using derivative financial instruments are primarily designed to mitigate Kaiser's exposure to changes in prices for certain of the products which Kaiser sells and consumes and, to a lesser extent, to mitigate Kaiser's exposure to changes in foreign currency exchange rates. Kaiser does not utilize derivative financial instruments for trading or other speculative purposes. Kaiser's derivative activities are initiated within guidelines established by Kaiser's management and approved by Kaiser's board of directors. Hedging transactions are executed centrally on behalf of all of Kaiser's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

      Most of Kaiser's hedging activities involve the use of option contracts (which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount Kaiser will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to receive the amount (if any) by which the price at the settlement date exceeds the strike price. Any interim fluctuations in prices prior to the settlement date are deferred until the settlement date of the underlying hedged transaction, at which point they are reflected in net sales or cost of sales (as applicable) together with the related premium cost. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. No accounting recognition is accorded to interim fluctuations in prices of forward sales contracts.

      Kaiser has established margin accounts and credit limits with certain counterparties related to open forward sales and option contracts. When unrealized gains or losses are in excess of such credit limits, Kaiser is entitled to receive advances from the counterparties on open positions or is required to make margin advances to counterparties, as the case may be. At December 31, 1999, Kaiser had made margin advances of $38.0 million and had posted letters of credit totaling $40.0 million in lieu of paying margin advances. At December 31, 1998, Kaiser had received $9.9 million of margin advances. Increases in primary aluminum prices subsequent to December 31, 1999, could result in Kaiser having to make additional margin advances or post additional letters of credit and such amounts could be significant. Kaiser considers credit risk related to possible failure of the counterparties to perform their obligations pursuant to the derivative contracts to be minimal.

      Deferred gains or losses as of December 31, 1999, are included in prepaid expenses and other current assets and other accrued liabilities. See Note 14.

      Fair Value of Financial Instruments
      The carrying amounts of cash equivalents approximate fair value. Marketable securities are carried at fair value which is determined based on quoted market prices. As of December 31, 1999 and 1998, the estimated fair value of debt, including current maturities, was $1,897.5 million and $1,939.9 million, respectively. The estimated fair value of debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

      Stock-Based Compensation
      The Company applies the "intrinsic value" method described by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations to account for stock and stock-based compensation awards (see Note 12). In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company calculated pro forma compensation cost for all stock options granted using the "fair value" method. The fair values of the stock options granted were estimated using the Black-Scholes option pricing model. The Company's pro forma income (loss) before extraordinary item and diluted earnings per share before extraordinary item would have been $69.1 million and $8.91 per share, respectively, for the year ended December 31, 1999, $(17.8) million and $(2.54) per share, respectively, for the year ended December 31, 1998, and $64.0 million and $7.00 per share, respectively, for the year ended December 31, 1997.

      Per Share Information
      Basic earnings (loss) per share is calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the period including the weighted average impact of the shares of common stock issued and treasury stock acquired during the year from the date of issuance or repurchase. The weighted average common shares outstanding were 7,013,547 shares, 7,000,663 shares and 8,357,062 shares for the years ended December 31, 1999, 1998 and 1997, respectively.

      Diluted earnings (loss) per share calculations also include the dilutive effect of the Class A Preferred Stock (which is convertible into Common Stock) as well as common and preferred stock options. The weighted average number of common and common equivalent shares was 7,755,147 shares, 7,812,377 shares and 9,143,920 shares for the years ended December 31, 1999, 1998 and 1997, respectively. The impact of outstanding convertible stock and stock options of 811,714 shares was excluded from the weighted average share calculation for the year ended December 31, 1998, as its effect would have been antidilutive.

      Labor Related Costs
      Kaiser is currently operating five of its United States facilities with salaried employees and other workers as a result of the September 30, 1998 strike by the United Steelworkers of America ("USWA") and the subsequent "lock-out" by Kaiser in January 1999. However, Kaiser has continued to accrue certain benefits (such as pension and other postretirement benefit costs/liabilities) for the USWA members during the period of the strike and subsequent lock-out. For purposes of computing the benefit-related costs and liabilities to be reflected in the accompanying Consolidated Financial Statements for the year ended December 31, 1999, Kaiser has based its accruals on the terms of the previously existing (expired) USWA contract. Any differences between the amounts accrued and the amounts ultimately agreed to during the collective bargaining process will be reflected in future results during the term of any new contract.

      All incremental operating costs incurred as a result of the USWA strike and subsequent lockout are being expensed as incurred. During 1998, such costs were substantial, totaling approximately $50.0 million. Kaiser's 1998 results also reflect reduced profitability of approximately $10.0 million resulting from the strike-related curtailment of three potlines (representing approximately 70,000 tons of annual capacity) at Kaiser's Mead and Tacoma, Washington, smelters and certain other shipment delays experienced at the other affected facilities at the outset of the USWA strike. (All references to tons refer to metric tons of 2,204.6 pounds.) During 1999, strike related costs were virtually eliminated except for the restart costs of approximately $12.8 million associated with restarting potlines at Kaiser's smelters and the impact of reduced volume.

2.    INCIDENT AT GRAMERCY FACILITY

      On July 5, 1999, Kaiser's Gramercy, Louisiana, alumina refinery was extensively damaged by an explosion in the digestion area of the plant. Twenty-four employees were injured in the incident, several of them severely. As a result of the incident, alumina production at the facility was completely curtailed. Production at the plant is expected to remain completely curtailed until the third quarter of 2000 when Kaiser expects to begin partial production. Based on current estimates, full production is expected to be achieved during the first quarter of 2001 or shortly thereafter. Kaiser has received the regulatory permit required to operate the plant once the facility is ready to resume production.

      The cause of the incident is under investigation by Kaiser and governmental agencies. In January 2000, the U.S. Mine Safety and Health Administration ("MSHA") issued 21 citations in connection with its investigation of the incident. The citations allege, among other things, that certain aspects of the plant's operations were unsafe and that such mode of operation contributed to the explosion. To date, no monetary penalty has been proposed by MSHA. Although Kaiser expects that a fine will be levied, Kaiser cannot predict the amount of any such fine. It is possible that other civil or criminal fines or penalties could be levied against Kaiser. Kaiser has previously announced that it disagrees with the substance of the citations and has challenged them. However, as more fully explained below, based on what is known to date and discussions with Kaiser's advisors, Kaiser believes that the financial impact of this incident (in excess of insurance deductibles and self-retention provisions) will be largely offset by insurance coverage. Deductibles and self-retention provisions under the insurance coverage for the incident total $5.0 million, which amounts have been charged to cost of sales and operations in 1999.

      Kaiser has significant amounts of insurance coverage related to the Gramercy incident. Kaiser's insurance coverage has five separate components: property damage, clean-up and site preparation, business interruption, liability and workers' compensation. The insurance coverage components are discussed below.

      Property Damage
      Kaiser's insurance policies provide that it will be reimbursed for the costs of repairing or rebuilding the damaged portion of the facility using new materials of like kind and quality with no deduction for depreciation. Based on discussions with the insurance carriers and their representatives and third party engineering reports, Kaiser recorded a pre-tax gain of $85.0 million, representing the difference between the minimum expected property damage reimbursement amount and the carrying value of the damaged property of $15.0 million. The receivable attributable to the minimum expected property damage reimbursement has been reflected in long-term receivables and other assets, despite the fact that substantially all such amounts are expected to be spent during 2000, as such proceeds will be invested in property, plant and equipment. The overall impact of recognizing the gain was a significant increase in stockholders' equity. In future years once production is restored, Kaiser will recognize an increase in depreciation expense.

      Clean-up and Site Preparation
      The Gramercy facility has incurred incremental costs for clean up and other activities during 1999 and will continue to incur such costs in 2000. These clean-up and site preparation activities have been offset by accruals of approximately $14.0 million for estimated insurance recoveries.

      Business Interruption
      Kaiser's insurance policies provide for the reimbursement of specified continuing expenses incurred during the interruption period plus lost profits (or less expected losses) plus other expenses incurred as a result of the incident. Operations at the Gramercy facility and a sister facility in Jamaica, which supplies bauxite to Gramercy, will continue to incur operating expenses until production at the Gramercy facility is restored. Kaiser will also incur increased costs as a result of agreements to supply certain of Gramercy's major customers with alumina, despite the fact that Kaiser had declared force majeure with respect to the contracts shortly after the incident. Kaiser is purchasing alumina from third parties, in excess of the amounts of alumina available from other Kaiser-owned facilities, to supply these customers' needs as well as to meet intersegment requirements. In consideration of the foregoing items, Kaiser recorded expected business interruption insurance recoveries totaling $41.0 million for the year ended December 31, 1999 as a reduction of cost of sales and operations, which amounts substantially offset actual expenses incurred during the year. Such business interruption insurance amounts represent estimates of Kaiser's business interruption coverage based on discussions with the insurance carriers and their representatives and are therefore subject to change.

      Since production has been completely curtailed at the Gramercy facility, Kaiser has, for the time being, suspended depreciation of the facility. Depreciation expense for the first six months of 1999 was approximately $6.0 million.

      Liability
      The incident has also resulted in 36 class action lawsuits being filed against Kaiser alleging, among other things, property damage and personal injury. In addition, a claim for alleged business interruption losses has been made by a neighboring business. The aggregate amount of damages sought in the lawsuits and other claims cannot be determined at this time; however, Kaiser does not believe the damages will exceed the amount of coverage under its liability policies.

      Workers' Compensation
      Claims relating to all of the injured employees are expected to be covered under Kaiser's workers' compensation or liability policies. However, the aggregate amount of workers' compensation claims cannot be determined at this time, and it is possible that such claims could exceed Kaiser's coverage limitations. While it is presently impossible to determine the aggregate amount of claims that may be incurred, or whether they will exceed Kaiser's coverage limitations, Kaiser believes that any amount in excess of the coverage limitations will not have a material effect on its consolidated financial position or liquidity. However, it is possible that as additional facts become available, additional charges may be required and such charges could be material to the period in which they are recorded.

      Timing of Insurance Recoveries
     As of December 31, 1999, Kaiser had recorded estimated recoveries for clean-up, site preparation and business interruption costs incurred of approximately $55.0 million. As of December 31, 1999, approximately $50.0 million of insurance recoveries had been received. Additionally through February 29, 2000, Kaiser had received approximately $25.0 million of additional insurance recoveries. Kaiser continues to work with the insurance carriers to maximize the amount of recoveries and to minimize, to the extent possible, the period of time between when Kaiser expends funds and when it is reimbursed. However, Kaiser will likely have to fund an average of 30 - 60 days of property damage and business interruption activity, unless some other arrangement is agreed to with the insurance carriers, and such amounts will be significant. Kaiser believes it has sufficient financial resources to fund the construction and business interruption costs on an interim basis. However, no assurances can be given in this regard. If insurance recoveries were to be delayed or if there were to be other significant uses of the capacity existing under a credit agreement which Kaiser entered into in February 1994 (the "KACC CREDIT AGREEMENT"), delays in the rebuilding of the Gramercy refinery could occur and could have a material adverse impact on Kaiser's liquidity and operating results.

3.    SIGNIFICANT ACQUISITIONS AND DISPOSITIONS

      Headwaters Transactions
      On March 1, 1999, the United States and California acquired the Headwaters Timberlands, approximately 5,600 acres of timberlands containing a significant amount of virgin old growth timber, from Pacific Lumber and its wholly owned subsidiary, Salmon Creek LLC ("SALMON CREEK"). Salmon Creek received $299.9 million for its 4,900 acres, and for its 700 acres, Pacific Lumber received the 7,700 acre Elk River Timberlands, which Pacific Lumber contributed to Scotia LLC in June 1999. See Note 13 below for a discussion of additional agreements entered into on March 1, 1999.

      As a result of the disposition of the Headwaters Timberlands, the Company recognized a pre-tax gain of $239.8 million ($142.1 million net of deferred taxes or $18.17 per share) in 1999. This amount represents the gain attributable to the portion of the Headwaters Timberlands for which the Company received $299.9 million in cash. With respect to the remaining portion of the Headwaters Timberlands for which the Company received the Elk River Timberlands, no gain has been recognized as this represented an exchange of substantially similar productive assets. These timberlands have been reflected in the Company's financial statements at an amount which represents the Company's historical cost for the timberlands which were transferred to the United States.

      Scotia LLC and Pacific Lumber also entered into agreements with California for the future sale of two timber properties known as the Owl Creek grove and the Grizzly Creek grove. Under these agreements, Scotia LLC would sell the Owl Creek grove to California, no later than June 30, 2001, for the lesser of the appraised fair market value or $79.7 million, and California must purchase from Pacific Lumber, no later than October 31, 2000, a portion of the Grizzly Creek grove for a purchase price determined based on fair market value, but not to exceed $20.0 million. California also has a five year option under these agreements to purchase additional property adjacent to the Grizzly Creek grove. The sale of the Owl Creek grove or Grizzly Creek grove will not be reflected in the Company's financial statements until each has been concluded.

      Acquisition of Remaining Minority Interest in Kaiser LaRoche Hydrate Partners ("KLHP")
      In February 1999, Kaiser, through a subsidiary, completed the acquisition of its joint venture partner's 45% interest in KLHP for a cash purchase price of approximately $10.0 million. As Kaiser already owned 55% of KLHP, the results of KLHP were already included in the Company's consolidated financial statements.

      Disposition of Interest in AKW
      On April 1, 1999, Kaiser completed the sale of its 50% interest in AKW to its partner, Accuride Corporation, for $70.4 million. The sale resulted in the Company recognizing a net pre-tax gain of $50.5 million in the second quarter of 1999. The Company's equity in income of AKW for the years ended December 31, 1999, 1998 and 1997 was $2.5 million, $7.8 million and $4.8 million, respectively.

4.    RESTRUCTURING OF OPERATIONS

      During 1997, Kaiser recorded a $19.7 million restructuring charge to reflect actions taken and plans initiated to achieve reduced production costs, decreased corporate selling, general and administrative expenses, and enhanced product mix. The significant components of the restructuring charge were: (i) a net loss of approximately $1.4 million as a result of the contribution of certain net assets of Kaiser's Erie, Pennsylvania fabrication plant in connection with the formation of AKW and the subsequent decision to close the remainder of the Erie plant in order to consolidate its forging operations into two other facilities; (ii) a charge of $15.6 million associated with asset dispositions regarding product rationalization and geographical optimization, and (iii) a charge of approximately $2.7 million for benefit and other costs associated with the consolidation or elimination of certain corporate and other staff functions.

5.    INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

      Summary combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (28.3% owned), Anglesey Aluminium Limited ("ANGLESEY") (49% owned), Kaiser Jamaica Bauxite Company (49% owned), and AKW (50% owned). Kaiser's equity in earnings (loss) before income taxes of such operations is treated as a reduction (increase) in cost of sales and operations. At December 31, 1999 and 1998, Kaiser's net receivables from these affiliates were not material. On April 1, 1999, Kaiser sold its 50% interest in AKW to its partner for $70.4 million, which resulted in the Company recognizing a net pre-tax gain of $50.5 million (included in investment, interest and other income (expense), net) The Company's equity in earnings of AKW was $2.5 million, $7.8 million, and $4.8 million for the years ended December 31, 1999, 1998, and 1997, respectively.

      Kaiser has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 14), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations expire in 2008. Under the agreements, Kaiser is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. Kaiser's share of the aggregate minimum amount of required future principal payments at December 31, 1999, is $103.6 million which matures as follows: $11.3 million in 2000, $14.1 million in 2001, $43.0 million in 2002, and $35.2 million in 2003. Kaiser's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $92.0 million to $100.0 million over the past three years. Kaiser also has agreements to supply alumina to and to purchase aluminum from Anglesey.


                                                                                  DECEMBER 31,
                                                                             -----------------------
                                                                                1999        1998
                                                                             ----------  -----------
                                                                             (In millions of dollars)
Current assets.............................................................  $   370.4   $    356.0
Long-term assets (primarily property, plant and equipment, net)............      344.1        393.9
                                                                             ----------  -----------
   Total assets............................................................  $   714.5   $    749.9
                                                                             ==========  ===========

Current liabilities........................................................  $   120.4   $     92.2
Long-term liabilities (primarily long-term debt)...........................      368.3        396.6
Stockholders' equity.......................................................      225.8        261.1
                                                                             ----------  -----------
   Total liabilities and stockholders' equity..............................  $   714.5   $    749.9
                                                                             ==========  ===========



                                                                  YEARS ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               1999         1998        1997
                                                            -----------  ----------  -----------
                                                                  (In millions of dollars)
Net sales.................................................. $    594.9   $   659.2   $    644.1
Costs and expenses.........................................     (582.9)     (651.7)      (637.8)
Benefit (provision) for income taxes.......................        0.8        (2.7)        (8.2)
                                                            -----------  ----------  -----------
Net income (loss).......................................... $     12.8   $     4.8   $     (1.9)
                                                            ===========  ==========  ===========

Kaiser's equity in earnings................................ $      4.9   $     5.4   $      2.9
                                                            ===========  ==========  ===========

Dividends received......................................... $        -   $     5.5   $     10.7
                                                            ===========  ==========  ===========


      Kaiser's equity in earnings differs from the summary net income (loss) due to varying percentage ownerships in the entities and equity method accounting adjustments. At December 31, 1999, Kaiser's investment in its unconsolidated affiliates exceeded its equity in their net assets by approximately $9.2 million. Amortization of the excess investment totaling $9.9 million, $10.0 million, and $11.4 million is included in depreciation, depletion and amortization for the years ended December 31, 1999, 1998, and 1997, respectively.

      Kaiser and its affiliates have interrelated operations. Kaiser provides some of its affiliates with services such as financing, management, and engineering. Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were $152.9 million, $235.1 million, and $245.2 million, in the years ended December 31, 1999, 1998, and 1997, respectively.

      Other Investees
      In October 1998, pursuant to a joint agreement with Westbrook Firerock LLC ("WESTBROOK") for the purpose of developing and managing a real estate project in Arizona, the Company, through a wholly owned real estate subsidiary, contributed 808 acres of undeveloped land having an agreed upon value of $11.0 million in exchange for a 50% initial interest in the joint venture. Westbrook contributed $5.5 million in cash in 1998 and an additional $5.5 million in cash in 1999. At December 31, 1999, the joint venture had assets of $43.1 million, liabilities of $17.4 million and equity of $25.7 million. At December 31, 1998, the joint venture had assets of $17.6 million, liabilities of $1.1 million and equity of $16.5 million. For the year ended December 31, 1999, the joint venture had income of $3.7 million. For the year ended December 31, 1998, the joint venture's income was not significant.

      The Company and SunCor Development Company ("SUNCOR") each hold a 50% interest in a joint venture which develops and manages a real estate project in Arizona. At December 31, 1999, the joint venture had assets of $19.7 million, liabilities of $10.2 million and equity of $9.5 million. At December 31, 1998, the joint venture had assets of $28.0 million, liabilities of $8.7 million and equity of $19.3 million. For the years ended December 31, 1999, 1998 and 1997, the joint venture had income of $4.8 million, $3.8 million and $3.8 million, respectively.

6.    PROPERTY, PLANT AND EQUIPMENT

      The major classes of property, plant and equipment are as follows (dollar amounts in millions):


                                                                                                 DECEMBER 31,
                                                                         ESTIMATED USEFUL   -----------------------
                                                                               LIVES           1999        1998
                                                                         -----------------  ----------  -----------
Land and improvements...................................................     5 - 30 years   $   236.2   $    225.9
Buildings...............................................................     5 - 45 years       303.6        328.0
Machinery and equipment.................................................     3 - 22 years     1,590.8      1,595.8
Construction in progress................................................                         69.5         50.7
                                                                                            ----------  -----------
                                                                                              2,200.1      2,200.4
Less:  accumulated depreciation.........................................                       (977.9)      (921.5)
                                                                                            ----------  -----------
                                                                                            $ 1,222.2   $  1,278.9
                                                                                            ==========  ===========



      Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $101.5 million, $97.7 million and $99.9 million, respectively.

      In the latter part of 1998, Kaiser decided to seek a strategic partner for the further development and deployment of its Micromill technology. This change in strategic course was based on management's conclusion that additional time and investment would be required to achieve a commercial success. Given its other strategic priorities, Kaiser believed that introducing added commercial and financial resources was the appropriate course of action for capturing the maximum long-term value. A number of third parties were contacted regarding joint ventures or other arrangements. In September 1999, based on negotiations with these third parties, Kaiser concluded that a sale of the Micromill assets and technology was more likely than a partnership. Kaiser signed an agreement to sell the Micromill assets and technology in January 2000 for a nominal payment at closing and future payments based on subsequent performance and profitability of the Micromill technology. As a result of the changes in strategic course in 1999 and 1998, the carrying value of the Micromill assets was reduced by recording impairment charges of $19.1 million and $45.0 million, respectively.

7.    SHORT-TERM BORROWINGS

      During 1999 and 1998, the Company had average short-term borrowings outstanding of $18.5 million and $18.6 million, respectively, under the debt instruments described below. The weighted average interest rate during 1999 and 1998 was 7.2% and 9.1%, respectively.

      MAXXAM Loan Agreement (the "CUSTODIAL TRUST AGREEMENT")
      On October 19, 1998, the Company drew down $16.0 million, the amount available as of such date, under the Custodial Trust Agreement which provided for up to $25.0 million in borrowings. The borrowing converted to a term loan bearing interest at LIBOR plus 2% per annum and is secured by 7,915,000 shares of Kaiser common stock. The loan matures on October 21, 2000.

      Demand Note
      On November 26, 1997, the Company entered into a credit facility with an investment bank providing for up to $25.0 million in borrowings payable on demand. Borrowings are secured by 400,000 shares of Kaiser common stock for each $1.0 million of borrowings. As of December 31, 1999, $2.5 million of borrowings were outstanding under this facility. No additional borrowings were available under this facility as of December 31, 1999 as the per share market price for the Kaiser common stock was below the minimum required by the facility.

      Notes to NL Industries, Inc. ("NL") and the Combined Master Retirement Trust ("CMRT")
      On May 14, 1998, the Company repaid the $35.1 million 10% one-year notes issued to NL and CMRT in connection with the October 1997 repurchase of 1,277,250 shares of the Company's common stock.

      Pacific Lumber Credit Agreement
      The Pacific Lumber Credit Agreement, a senior secured credit facility which expires on October 31, 2001, allows for borrowings of up to $60.0 million, all of which may be used for revolving borrowings, $20.0 million of which may be used for standby letters of credit and $30.0 million of which may be used for timberland acquisitions. Borrowings are secured by all of Pacific Lumber's domestic accounts receivable and inventory. Borrowings for timberland acquisitions are also secured by the acquired timberlands and, commencing in April 2001, are to be repaid annually from 50% of Pacific Lumber's excess cash flow (as defined). The remaining excess cash flow is available for dividends. Upon maturity of the facility, all outstanding borrowings used for timberland acquisitions will convert to a term loan repayable over four years. As of December 31, 1999, $34.1 million of borrowings was available under the agreement, no borrowings were outstanding and letters of credit outstanding amounted to $12.5 million.

      Scotia LLC Line of Credit Agreement
      Pursuant to certain liquidity requirements under the Timber Notes Indenture, Scotia LLC has entered into an agreement (the "SCOTIA LLC LINE OF CREDIT") with a group of banks pursuant to which Scotia LLC may borrow to pay interest on the Timber Notes. The maximum amount Scotia LLC may borrow is equal to one year's interest on the aggregate outstanding principal balance of the Timber Notes (the "REQUIRED LIQUIDITY AMOUNT"). At December 31, 1999, the Required Liquidity Amount was $63.0 million. The Scotia LLC Line of Credit expires on July 16, 2000. Annually, Scotia LLC will request that the banks extend the Scotia LLC Line of Credit for a period of not less than 364 days. If not extended, Scotia LLC may draw upon the full amount available. Borrowings under the Scotia LLC Line of Credit generally bear interest at the Base Rate (as defined in the agreement) plus 0.25% or at a one month or six month LIBOR rate plus 1% at any time the borrowings have not been continually outstanding for more than six months. As of December 31, 1999, Scotia LLC had no borrowings outstanding under the Scotia LLC Line of Credit.

8.    LONG-TERM DEBT

      Long-term debt consists of the following (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               1999        1998
                                                                                            ----------  -----------
12% MGHI Senior Secured Notes due August 1, 2003..........................................  $   125.2   $    130.0
6.55% Scotia LLC Class A-1 Timber Collateralized Notes due July 20, 2028..................      152.6        160.7
7.11% Scotia LLC Class A-2 Timber Collateralized Notes due July 20, 2028..................      243.2        243.2
7.71% Scotia LLC Class A-3 Timber Collateralized Notes due July 20, 2028..................      463.3        463.3
10 7/8% KACC Senior Notes due October 15, 2006, including premium.........................      225.6        225.7
9 7/8% KACC Senior Notes due February 15, 2002, net of discount...........................      224.6        224.4
Alpart CARIFA Loans.......................................................................       60.0         60.0
12 3/4% KACC Senior Subordinated Notes due February 1, 2003...............................      400.0        400.0
Other aluminum operations debt............................................................       62.6         52.9
Other notes and contracts, primarily secured by receivables, buildings, real estate
   and equipment..........................................................................       27.2         30.0
                                                                                            ----------  -----------
                                                                                              1,984.3      1,990.2
      Less: current maturities............................................................      (27.5)       (18.5)
                                                                                            ----------  -----------
                                                                                            $ 1,956.8   $  1,971.7
                                                                                            ==========  ===========

      12% MGHI Senior Secured Notes due 2003 (the "MGHI NOTES")
      The MGHI Notes due August 1, 2003 are guaranteed on a senior, unsecured basis by the Company. The MGHI Notes are also secured by a pledge of the 27,938,250 shares of Kaiser common stock owned by MGHI as well as the common stock of MGI. Interest on the MGHI Notes is payable semi-annually. The outstanding balance of the MGHI Notes declined from $130.0 million as of December 31, 1998 to $125.2 million as of December 31, 1999 as a result of MGI repurchasing $4.8 million of the MGHI Notes. Approximately 500,000 shares of Kaiser common stock may be released from the pledge as a result of such repurchase.

      The net proceeds from the offering of the MGHI Notes after expenses were approximately $125.0 million, all of which was loaned to the Company pursuant to an intercompany note (the "INTERCOMPANY NOTE") which is pledged to secure the MGHI Notes. The Intercompany Note bears interest at the rate of 11% per annum (payable semi-annually on the interest payment dates applicable to the MGHI Notes) and matures on August 1, 2003. The Company is entitled to defer the payment of interest on the Intercompany Note on any interest payment date to the extent that MGHI has sufficient available funds to satisfy its obligations on the MGHI Notes on such date. Any such deferred interest will be added to the principal amount of the Intercompany Note and will be payable at maturity. As of December 31, 1999, $22.8 million of interest had been deferred and added to principal. An additional $8.1 million of interest was deferred and added to principal on February 1, 2000.

      Scotia LLC Timber Collateralized Notes due 2028
      On July 20, 1998, Scotia LLC issued $867.2 million aggregate principal amount of Timber Notes. Net proceeds from the offering of the Timber Notes were used primarily to prepay certain debt, and accordingly the Company recognized an extraordinary loss of $42.5 million, net of the related income tax benefit of $22.9 million, in 1998 for the early extinguishment.

      The Timber Notes and the Scotia LLC Line of Credit are secured by a lien on (i) Scotia LLC's timber, timberlands and timber rights and (ii) substantially all of Scotia LLC's other property. The Timber Notes Indenture permits Scotia LLC to have outstanding up to $75.0 million of non-recourse indebtedness to acquire additional timberlands and to issue additional timber notes provided certain conditions are met (including repayment or redemption of the remaining $152.6 million of Class A-1 Timber Notes).

      The Timber Notes were structured to link, to the extent of cash available, the deemed depletion of Scotia LLC's timber (through the harvest and sale of logs) to the required amortization of the Timber Notes. The required amount of amortization on any Timber Notes payment date is determined by various mathematical formulas set forth in the Timber Notes Indenture. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis and subject to available cash) through any Timber Notes payment date is referred to as Minimum Principal Amortization. If the Timber Notes were amortized in accordance with Minimum Principal Amortization, the final installment of principal would be paid on July 20, 2028. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis) through any Timber Notes payment date in order to avoid payment of prepayment or deficiency premiums is referred to as Scheduled Amortization. If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia LLC will pay the final installment of principal is January 20, 2014. Such final installment would include a single bullet principal payment of $463.3 million related to the Class A-3 Timber Notes.

      As a result of the sale of the Headwaters Timberlands, Salmon Creek received proceeds of $299.9 million in cash. See Note 3 to the Consolidated Financial Statements. On November 18, 1999, $169.0 million of funds from the sale of the Headwaters Timberlands were contributed to Scotia LLC and set aside in the SAR Account. See Note 1 to the Consolidated Financial Statements. Amounts in the SAR Account are part of the collateral securing the Timber Notes and will be used to make principal payments to the extent that other available amounts are insufficient to pay Scheduled Amortization on the Class A-1 and Class A-2 Timber Notes. In addition, during the six years beginning January 20, 2014, amounts in the SAR Account will be used to amortize the Class A-3 Timber Notes as set forth in the Timber Notes Indenture, as amended. Funds may from time to time be released to Scotia LLC from the SAR Account if the amount in the account exceeds the then Required Scheduled Amortization Reserve Balance (as defined in the Timber Notes Indenture). If the SAR Account falls below the Required Scheduled Amortization Reserve Balance, up to 50% of any Remaining Funds (funds that could otherwise be released to Scotia LLC free of the lien securing the Timber Notes) is required to be used on each monthly deposit date to replenish the SAR Account.

      Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. On the January 20, 2000 note payment date for the Timber Notes, Scotia LLC had $2.2 million in cash available to pay the $31.5 million of interest due. Scotia LLC borrowed the remaining $29.3 million in funds under the Scotia LLC Line of Credit. In addition, Scotia LLC repaid $12.9 million of principal on the Timber Notes (an amount equal to Scheduled Amortization). The SAR Account was used to make the January 20, 2000 principal payment.

      1994 KACC Credit Agreement (as amended)
      KACC is able to borrow under this facility through August 2001 by means of revolving credit advances and letters of credit (up to $125.0 million) in an aggregate amount equal to the lesser of $325.0 million or a borrowing base relating to eligible accounts receivable plus eligible inventory. As of February 29, 2000, $212.6 million (of which $42.6 million could have been used for letters of credit) was available under the KACC Credit Agreement. The KACC Credit Agreement is unconditionally guaranteed by Kaiser and by certain significant subsidiaries of KACC. Outstanding balances bear interest at a premium (which varies based on the results of a financial test) over either a base rate or LIBOR, at KACC's option.

      The KACC Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on Kaiser's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures and enter into unrelated lines of business. The KACC Credit Agreement is secured by, among other things,
(i) mortgages on KACC's major domestic plants (excluding KACC's Gramercy alumina plant), (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks and substantially all other personal property of KACC and certain of its subsidiaries, (iii) a pledge of all of the stock of KACC owned by Kaiser, and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries and pledges of a portion of the stock of certain partially owned foreign affiliates.

      10 7/8 % KACC Senior Notes due 2006 (the "KACC 10 7/8 % SENIOR NOTES"),
      9 7/8 % KACC Senior Notes due 2002 (the "KACC 9 7/8 % SENIOR NOTES") and 12 3/4 % KACC Senior Subordinated Notes due 2003 (the "KACC SENIOR SUBORDINATED NOTES" and collectively, the "KACC NOTES")
      The KACC Notes, are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the KACC Notes, (the "KACC INDENTURES") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Furthermore, the KACC Indentures provide that KACC must offer to purchase the KACC Notes upon the occurrence of a Change of Control (as defined therein) and the KACC Credit Agreement provides that the occurrence of a Change of Control shall constitute an Event of Default thereunder. The KACC Credit Agreement does not permit Kaiser, and significantly restricts KACC's ability, to pay dividends on their common stock.

      Alpart CARIFA Loans
      In December 1991, Alumina Partners of Jamaica ("ALPART", a majority owned subsidiary of KACC) entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA"). Alpart's obligations under the loan agreement are secured by two letters of credit aggregating $64.2 million. KACC is a party to one of the two letters of credit in the amount of $41.7 million in respect of its ownership interest in Alpart. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

      Maturities
      Scheduled maturities and redemptions of long-term debt outstanding at December 31, 1999 are as follows (in millions):


                                                                 YEARS ENDING DECEMBER 31,
                                        ---------------------------------------------------------------------------
                                           2000         2001        2002         2003         2004      THEREAFTER
                                        -----------  ----------- -----------  -----------  -----------  -----------
MGHI Notes............................  $        -   $        -  $        -   $    125.2   $        -   $        -
Timber Collateralized Notes...........        15.9         16.3        17.1         19.3         22.2        768.3
KACC 10 7/8% Senior Notes.............           -            -           -            -            -        225.6
KACC 9 7/8% Senior Notes..............           -            -       224.6            -            -            -
Alpart CARIFA Loans...................           -            -           -            -            -         60.0
KACC 12 3/4% Senior Subordinated
   Notes..............................           -            -           -        400.0            -            -
Other aluminum operations debt........         0.3         10.7         0.3          0.3          0.2         50.8
Other.................................        11.3          2.9         1.4          1.1          1.0          9.5
                                        -----------  ----------- -----------  -----------  -----------  -----------
                                        $     27.5   $     29.9  $    243.4   $    545.9   $     23.4   $  1,114.2
                                        ===========  =========== ===========  ===========  ===========  ===========


      Capitalized Interest
      Interest capitalized during the years ended December 31, 1999, 1998 and 1997 was $3.5 million, $3.5 million and $7.2 million, respectively.

      Restricted Net Assets of Subsidiaries and Pledges of Subsidiary Stock Certain debt instruments restrict the ability of the Company's subsidiaries to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 1999, all of the assets relating to the Company's aluminum, forest products and racing operations are subject to such restrictions and certain assets of the Company's real estate operations are pledged or serve as collateral. The Company and MGHI have pledged a total of 36,853,250 shares of Kaiser common stock (representing a 46.4% interest in Kaiser) under various indentures and loan agreements.

9.    INCOME TAXES

      Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

      Income (loss) before income taxes and minority interests by geographic area is as follows (in millions):

                                                       YEARS ENDED DECEMBER 31,
                                                  -----------------------------------
                                                     1999        1998        1997
                                                  ----------  ----------  -----------
Domestic........................................  $   109.5   $  (118.7)  $    (93.0)
Foreign.........................................      (15.0)       72.1        167.5
                                                  ----------  ----------  -----------
                                                  $    94.5   $   (46.6)  $     74.5
                                                  ==========  ==========  ===========


      Income taxes are classified as either domestic or foreign based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is subject to domestic income taxes.

      The credit (provision) for income taxes on income (loss) before income taxes and minority interests consists of the following (in millions):


                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   1999        1998        1997
                                                                                ----------  ----------  -----------
Current:
   Federal....................................................................  $    (0.6)  $    (1.8)  $     (1.5)
   State and local............................................................          -        (0.4)        (0.4)
   Foreign....................................................................      (23.1)      (16.5)       (28.7)
                                                                                ----------  ----------  -----------
                                                                                    (23.7)      (18.7)       (30.6)
                                                                                ----------  ----------  -----------
Deferred:
   Federal....................................................................       (8.9)       54.9         48.4
   State and local............................................................      (18.2)        8.4         (3.9)
   Foreign....................................................................        7.1       (12.5)        (7.0)
                                                                                ----------  ----------  -----------
                                                                                    (20.0)       50.8         37.5
                                                                                ----------  ----------  -----------
                                                                                $   (43.7)  $    32.1   $      6.9
                                                                                ==========  ==========  ===========

      A reconciliation between the credit (provision) for income taxes and the amount computed by applying the federal statutory income tax rate to income
(loss) before income taxes and minority interests is as follows (in millions):


                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   1999        1998        1997
                                                                                ----------  ----------  -----------
Income (loss) before income taxes and minority interests .....................  $    94.5   $   (46.6)  $     74.5
                                                                                ==========  ==========  ===========

Amount of federal income tax credit (provision) based upon the
   statutory rate.............................................................  $   (33.1)  $    16.3   $    (26.1)
Revision of prior years' tax estimates and other changes in valuation
   allowances.................................................................        4.1        14.5         33.8
Percentage depletion..........................................................        2.8         3.2          4.2
Foreign taxes, net of federal tax benefit.....................................       (3.2)       (1.9)        (3.1)
State and local taxes, net of federal tax effect..............................      (12.7)       (0.6)        (2.8)
Other.........................................................................       (1.6)        0.6          0.9
                                                                                ----------  ----------  -----------
                                                                                $   (43.7)  $    32.1   $      6.9
                                                                                ==========  ==========  ===========

      The revision of prior years' tax estimates and other changes in valuation allowances, as shown in the table above, includes amounts for the reversal of reserves which the Company no longer believes are necessary, other changes in prior years' tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities. For the years ended December 31, 1999, 1998 and 1997, the reversal of reserves which the Company believes are no longer necessary resulted in a credit to the income tax provision of $4.0 million, $11.5 million and $32.1 million, respectively.

      The components of the Company's net deferred income tax assets (liabilities) are as follows (in millions):

                                                                                                 DECEMBER 31,
                                                                                               1999        1998
                                                                                            ----------  -----------
Deferred income tax assets:
   Postretirement benefits other than pensions............................................  $   279.3   $    284.0
   Loss and credit carryforwards..........................................................      254.2        199.1
   Other liabilities......................................................................      283.0        174.6
   Costs capitalized only for tax purposes................................................       63.7         62.8
   Real estate............................................................................       33.4         41.8
   Timber and timberlands.................................................................          -         37.4
   Other..................................................................................       38.7         89.0
   Valuation allowances...................................................................     (141.4)      (123.1)
                                                                                            ----------  -----------
      Total deferred income tax assets, net...............................................      810.9        765.6
                                                                                            ----------  -----------
Deferred income tax liabilities:
   Property, plant and equipment..........................................................     (109.5)      (116.0)
   Timber and timberlands.................................................................      (72.1)           -
   Other..................................................................................      (85.7)       (84.8)
                                                                                            ----------  -----------
      Total deferred income tax liabilities...............................................     (267.3)      (200.8)
                                                                                            ----------  -----------
Net deferred income tax assets............................................................  $   543.6   $    564.8
                                                                                            ==========  ===========


      As of December 31, 1999, $437.4 million of the net deferred income tax assets listed above are attributable to Kaiser. A principal component of this amount is the $244.5 million tax benefit, net of certain valuation allowances, associated with the accrual for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a 30 to 40 year period. If such deductions create or increase a net operating loss, Kaiser has the ability to carry forward such loss for 20 taxable years. For reasons discussed below, the Company believes a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized. Included in the remaining $192.9 million of Kaiser's net deferred income tax assets is $95.7 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. A substantial portion of the valuation allowances for Kaiser relate to loss and credit carryforwards. The Company evaluated all appropriate factors to determine the proper valuation allowances for these carryforwards, including any limitations concerning their use, the year the carryforwards expire and the levels of taxable income necessary for utilization. With regard to future levels of income, the Company believes that Kaiser, based on the cyclical nature of its business, its history of operating earnings and its expectations for future years, will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

      The net deferred income tax assets listed above which are not attributable to Kaiser are $106.2 million as of December 31, 1999. This amount includes $128.8 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. Based on an evaluation of the appropriate factors, as discussed above, to determine the proper valuation allowances for these carryforwards, the Company believes that it is more likely than not that it will realize the benefit for these carryforwards for which valuation allowances were not provided. As of December 31, 1999, the deferred income tax liabilities listed above include $72.1 million with respect to timber and timberlands. As of December 31, 1998, there was a deferred income tax asset of $37.4 million with respect to timber and timberlands. The deferred income tax liability resulted primarily from the sale of the Headwaters Timberlands during 1999.

      As of December 31, 1999 and 1998, $51.1 million and $56.6 million, respectively, of the net deferred income tax assets listed above are included in prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included in other accrued liabilities and other noncurrent liabilities.

      The Company files consolidated federal income tax returns together with its domestic subsidiaries, other than Kaiser and its subsidiaries. Kaiser and its domestic subsidiaries are members of a separate consolidated return group which files its own consolidated federal income tax returns.

      The following table presents the estimated tax attributes for federal income tax purposes at December 31, 1999 attributable to the Company and Kaiser (in millions). The utilization of certain of these tax attributes is subject to limitations.


                                                                         THE COMPANY                 KAISER
                                                                   -----------------------  -----------------------
                                                                                 EXPIRING                EXPIRING
                                                                                 THROUGH                  THROUGH
                                                                                ----------              -----------
Regular Tax Attribute Carryforwards:
   Current year net operating loss...............................  $     62.7        2019   $   111.7         2019
   Prior year net operating losses...............................       283.1        2018        34.4         2018
   General business tax credits..................................         0.4        2002         2.5         2011
   Foreign tax credits...........................................           -           -        33.7         2004
   Alternative minimum tax credits...............................         1.8   Indefinite       24.0   Indefinite

Alternative Minimum Tax Attribute Carryforwards:
   Current year net operating loss...............................  $     61.8        2019   $   101.1         2019
   Prior year net operating losses...............................       296.4        2018         5.6         2011
   Foreign tax credits...........................................           -           -        66.9         2004


      The income tax credit (provision) related to other comprehensive income was $0.7 million and $(0.6) million for the years ended December 31, 1999 and 1997, respectively. There was no tax provision related to other comprehensive income for the year ended December 31, 1998.

10.     EMPLOYEE BENEFIT AND INCENTIVE PLANS

      Pension and Other Postretirement Benefit Plans
      The Company has various retirement plans which cover essentially all employees. Most of the Company's employees are covered by defined benefit plans. The benefits are determined under formulas based on the employee's years of service, age and compensation. The Company's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by the Employee Retirement Income Security Act of 1974, as amended.

      The Company has unfunded postretirement medical benefit plans which cover most of its employees. Under the plans, employees are eligible for health care benefits (and life insurance benefits for Kaiser employees) upon retirement. Retirees from companies other than Kaiser make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits. Postretirement medical benefits are generally provided through a self insured arrangement. The Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations.

      The following tables present the changes, status and assumptions of the Company's pension and other postretirement benefit plans as of December 31, 1999 and 1998, respectively (in millions):



                                                                      PENSION BENEFITS      MEDICAL/LIFE BENEFITS
                                                                   -----------------------  -----------------------
                                                                               YEARS ENDED DECEMBER 31,
                                                                   ------------------------------------------------
                                                                      1999         1998        1999        1998
                                                                   -----------  ----------  ----------  -----------
Change in benefit obligation:
   Benefit obligation at beginning of year.......................  $    924.5   $   918.0   $   623.6   $    551.7
   Service cost..................................................        17.5        16.8         5.6          4.6
   Interest cost.................................................        63.5        63.1        42.0         37.9
   Plan participants' contributions..............................           -           -         0.4          0.3
   Actuarial (gain) loss.........................................       (51.6)       17.3        (1.0)        70.9
   Currency exchange rate change.................................        (5.7)       (0.4)          -            -
   Curtailments and settlements..................................         0.4        (4.6)          -          4.0
   Benefits paid.................................................       (92.3)      (85.7)      (48.8)       (45.9)
                                                                   -----------  ----------  ----------  -----------
      Benefit obligation at end of year                                 856.3       924.5       621.8        623.5
                                                                   -----------  ----------  ----------  -----------

Change in plan assets:
   Fair value of plan assets at beginning of year................       850.1       799.3           -            -
   Actual return on assets.......................................       142.1       112.5           -            -
   Settlements...................................................           -        (5.5)          -            -
   Employer contributions........................................        16.2        29.5        48.4         45.6
   Plan participants' contributions..............................           -           -         0.4          0.3
   Benefits paid.................................................       (92.3)      (85.7)      (48.8)       (45.9)
                                                                   -----------  ----------  ----------  -----------
   Fair value of plan assets at end of year......................       916.1       850.1           -            -
                                                                   -----------  ----------  ----------  -----------

   Benefit obligation in excess of (less than) plan assets.......       (59.8)       74.4       621.8        623.5
   Unrecognized actuarial gain...................................       152.5        31.7        60.9         59.2
   Unrecognized prior service costs..............................       (16.2)      (19.7)       57.8         70.0
   Adjustment required to recognize minimum liability............         1.2           -           -            -
   Intangible asset and other....................................         2.6         4.3           -            -
                                                                   -----------  ----------  ----------  -----------
      Accrued benefit liability..................................  $     80.3   $    90.7   $   740.5   $    752.7
                                                                   ===========  ==========  ==========  ===========


      With respect to Kaiser's pension plans, the benefit obligation was $806.0 million and $872.5 million as of December 31, 1999 and 1998, respectively. Kaiser's fair value of plan assets exceeded this obligation by $51.8 million as of December 31, 1999. The benefit obligation exceeded Kaiser's fair value of plan assets by $70.7 million as of December 31, 1998.

      The postretirement medical/life benefit obligation attributable to Kaiser's plans was $615.4 million and $616.8 million as of December 31, 1999 and 1998, respectively. The postretirement medical/life benefit liability recognized in the Company's Consolidated Balance Sheet attributable to Kaiser's plans was $729.8 million and $742.5 million as of December 31, 1999 and 1998, respectively.



                                                            PENSION BENEFITS             MEDICAL/LIFE BENEFITS
                                                     ------------------------------  ------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       1999       1998      1997       1999      1998       1997
                                                     ---------  --------  ---------  --------- ---------  ---------
Components of net periodic benefit costs:
   Service cost....................................  $   17.5   $  16.8   $   15.8   $    5.6  $    4.6   $    6.5
   Interest cost...................................      63.5      63.1       64.6       42.0      37.9       45.3
   Expected return on assets.......................     (76.3)    (72.3)     (64.3)         -         -          -
   Amortization of prior service costs.............       3.4       3.3        3.4      (12.1)    (12.5)     (12.5)
   Recognized net actuarial (gain) loss............       0.7       1.4        2.6       (0.2)     (7.2)      (0.9)
                                                     ---------  --------  ---------  --------- ---------  ---------
   Net periodic benefit costs......................       8.8      12.3       22.1       35.3      22.8       38.4
   Curtailments and settlements....................       0.4       3.2        3.7          -         -          -
                                                     ---------  --------  ---------  --------- ---------  ---------
      Adjusted net periodic benefit costs..........  $    9.2   $  15.5   $   25.8   $   35.3  $   22.8   $   38.4
                                                     =========  ========  =========  ========= =========  =========


      The net periodic pension costs attributable to Kaiser's plans was $5.4 million, $9.1 million and $19.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

      Included in the net periodic postretirement medical/life benefit cost is $34.6 million, $22.2 million and $37.6 million for the years ended December 31, 1999, 1998 and 1997, respectively, attributable to Kaiser's plans.

      The aggregate fair value of plan assets and accumulated benefit obligation for pension plans with plan assets in excess of accumulated benefit obligations were $836.4 million and $729.3 million, respectively, as of December 31, 1999, and $311.4 million and $298.3 million, respectively, as of December 31, 1998.


                                                                    PENSION BENEFITS        MEDICAL/LIFE BENEFITS
                                                                ------------------------  -------------------------
                                                                             YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------------
                                                                 1999    1998     1997     1999     1998     1997
                                                                ------- -------  -------  -------  -------  -------
Weighted-average assumptions:
   Discount rate..............................................     7.8%    7.0%     7.3%     7.8%    7.0%     7.3%
   Expected return on plan assets.............................     9.5%    9.5%     9.5%       -       -        -
   Rate of compensation increase..............................     4.0%    5.0%     5.0%     4.0%    4.0%     5.0%


      In 1999, annual assumed rates of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) for non-HMO and HMO participants are 6.5% and 7.5%, respectively, at all ages. The assumed rates of increase are assumed to decline gradually to 5.0% in 2002 for non-HMO participants and in 2004 for HMO participants and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates as of December 31, 1999 would have the following effects (in millions):


                                                                                  1-PERCENTAGE-     1-PERCENTAGE-
                                                                                  POINT INCREASE    POINT DECREASE
                                                                                 ----------------  ----------------
Effect on total of service and interest cost components......................... $      6.5        $    (4.7)
Effect on the postretirement benefit obligations................................       63.9            (44.9)


      Savings and Incentive Plans
      The Company has various defined contribution savings plans designed to enhance the existing retirement programs of participating employees. Kaiser has an unfunded incentive compensation program which provides incentive compensation based upon performance against annual plans and over rolling three-year periods. Expenses incurred by the Company for all of these plans were $7.8 million, $9.3 million and $10.4 million for the years ended December 31, 1999, 1998 and 1997, respectively.

11.   MINORITY INTERESTS

      Minority interests represent the following (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               1999        1998
                                                                                            ----------  -----------
Kaiser:
   Common stock, par $.01.................................................................  $    25.0   $     44.8
   Minority interests attributable to Kaiser's subsidiaries...............................      117.7        123.5
                                                                                            ----------  -----------
                                                                                            $   142.7   $    168.3
                                                                                            ==========  ===========

      Conversion of PRIDES to Kaiser Common Stock
      During August 1997, the 8,673,850 outstanding shares of Kaiser's 8.255% PRIDES, Convertible Preferred Stock ("PRIDES") were converted into 7,227,848 shares of Kaiser common stock pursuant to the terms of the PRIDES Certificate of Designations. As a result of the equity attributable to the PRIDES being converted into equity attributable to common stockholders, the Company recorded a $64.8 million adjustment to stockholders' equity and a reduction in minority interest of the same amount.

      KACC Redeemable Preference Stock
      In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "REDEEMABLE PREFERENCE STOCK") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any, and have a total redemption value of $19.5 million as of December 31, 1999. No additional Redeemable Preference Stock is expected to be issued. Holders of the Redeemable Preference Stock are entitled to an annual cash dividend of $5 per share, or an amount based on a formula tied to KACC's pre-tax income from aluminum operations, when and as declared by KACC's board of directors.

      The carrying values of the Redeemable Preference Stock are increased each year to recognize accretion between the fair value (at which the Redeemable Preference Stock was originally issued) and the redemption value. Changes in Redeemable Preference Stock are shown below.


                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   1999        1998        1997
                                                                                ----------  ----------  -----------
Shares:
   Outstanding at beginning of year...........................................    421,575     595,053      634,684
   Redeemed...................................................................    (31,322)   (173,478)     (39,631)
                                                                                ----------  ----------  -----------
   Outstanding at end of year.................................................    390,253     421,575      595,053
                                                                                ==========  ==========  ===========


      Redemption fund agreements require KACC to make annual payments by March 31 of the subsequent year based on a formula tied to KACC's consolidated net income until the redemption funds are sufficient to redeem all of the Redeemable Preference Stock. On an annual basis, the minimum payment is $4.3 million and the maximum payment is $7.3 million. At December 31, 1999, the balance in the redemption fund was $12.5 million (included in long-term receivables and other assets). KACC also has certain additional repurchase requirements which are based, among other things, upon profitability tests.

      The Redeemable Preference Stock is entitled to the same voting rights as KACC common stock and to certain additional voting rights under certain circumstances, including the right to elect, along with other KACC preference stockholders, two directors whenever accrued dividends have not been paid on two annual dividend payment dates or when accrued dividends in an amount equivalent to six full quarterly dividends are in arrears. The Redeemable Preference Stock restricts the ability of KACC to redeem or pay dividends on its common stock if KACC is in default on any dividends payable on Redeemable Preference Stock.

      Preference Stock
      KACC has four series of $100 par value Cumulative Convertible Preference Stock ("$100 PREFERENCE STOCK") with annual dividend requirements of between 4 1/8 % and 4 3/4 %. KACC has the option to redeem the $100 Preference Stock at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stock.

      The $100 Preference Stock can be exchanged for per share cash amounts between $69 to $80. KACC records the $100 Preference Stock at their exchange amounts for financial statement presentation, and Kaiser includes such amounts in minority interests. At December 31, 1999 and 1998, outstanding shares of $100 Preference Stock were 19,538 and 19,963, respectively.

      Kaiser Common Stock Incentive Plans
      Kaiser has a total of 8,000,000 shares of Kaiser common stock reserved for issuance under its incentive compensation programs. At December 31, 1999, 2,192,713 shares were available for issuance under these plans. Pursuant to Kaiser's nonqualified stock program, stock options are granted at or above the prevailing market price, generally vest at the rate of 20% to 33% per year and have a five or ten year term. Information relating to nonqualified stock options is shown below. The prices shown in the table below are the weighted average price per share for the respective number of underlying shares.


                                           1999                        1998                        1997
                                --------------------------  --------------------------- ---------------------------
                                   SHARES        PRICE         SHARES        PRICE         SHARES        PRICE
                                ------------  ------------  ------------  ------------- ------------- -------------
Outstanding at beginning of
   year.......................    3,049,122   $      9.98       819,752   $      10.45       890,395  $      10.33
Granted.......................    1,218,068         11.15     2,263,170           9.79        15,092         10.06
Exercised.....................       (7,920)         7.25       (10,640)          7.25       (48,410)         8.33
Expired or forfeited..........      (20,060)        11.02       (23,160)          9.60       (37,325)        10.12
                                ------------                ------------                -------------
Outstanding at end of year....    4,239,210         10.24     3,049,122           9.98       819,752         10.45
                                ============                ============                =============

Exercisable at end of year....    1,763,852   $     10.17     1,261,262   $      10.09       601,115  $      10.53
                                ============                ============                =============


12.   STOCKHOLDERS' EQUITY (DEFICIT)

      Preferred Stock
      The holders of the Company's Class A $0.05 Non-Cumulative Participating Convertible Preferred Stock (the "CLASS A PREFERRED STOCK") are entitled to receive, if and when declared, preferential cash dividends at the rate of $0.05 per share per annum and will participate thereafter on a share for share basis with the holders of common stock in all cash dividends, other than cash dividends on the common stock in any fiscal year to the extent not exceeding $0.05 per share. Stock dividends declared on the common stock will result in the holders of the Class A Preferred Stock receiving an identical stock dividend payable in shares of Class A Preferred Stock. At the option of the holder, the Class A Preferred Stock is convertible at any time into shares of common stock at the rate of one share of common stock for each share of Class A Preferred Stock. Each holder of Class A Preferred Stock is generally entitled to ten votes per share on all matters presented to a vote of the Company's stockholders.

      Stock Option and Restricted Stock Plans
      In 1994, the Company adopted the MAXXAM 1994 Omnibus Employee Incentive Plan (the "1994 OMNIBUS PLAN"). Up to 1,000,000 shares of common stock and 1,000,000 shares of Class A Preferred Stock were reserved for awards or for payment of rights granted under the 1994 Omnibus Plan of which 421,792 and 910,000 shares, respectively, were available to be awarded at December 31, 1999. The 1994 Omnibus Plan replaced the Company's 1984 Phantom Share Plan (the "1984 PLAN") which expired in June 1994, although previous grants thereunder remain outstanding. The options (or rights, as applicable) granted in 1997, 1998 and 1999 generally vest at the rate of 20% per year commencing one year from the date of grant. The Company paid $0.1 million, $1.2 million and $1.6 million in respect of awards issued pursuant to the 1984 Plan for the years ended December 31, 1999, 1998 and 1997, respectively. The following table summarizes the options or rights outstanding and exercisable relating to the 1984 Plan and the 1994 Omnibus Plan. The prices shown are the weighted average price per share for the respective number of underlying shares.



                                           1999                        1998                        1997
                                --------------------------  --------------------------- ---------------------------
                                   SHARES         PRICE        SHARES         PRICE        SHARES         PRICE
                                ------------  ------------  ------------  ------------- ------------- -------------
Outstanding at beginning of
   year.......................      302,000   $     41.88       296,800   $      38.47       250,100  $      34.75
Granted.......................      107,500         51.12        79,500          48.93        98,500         41.71
Exercised.....................       (6,600)        38.31       (53,200)         33.09       (50,300)        26.11
Expired or forfeited..........       (1,500)        56.00       (21,100)         42.03        (1,500)        45.15
                                ------------                ------------                -------------
Outstanding at end of year....      401,400         44.36       302,000          41.93       296,800         38.47
                                ============                ============                =============

Exercisable at end of year....       160,400  $     38.42       107,700   $      36.32       117,200  $      33.53
                                ============                ============                =============


      In addition to the options reflected in the table above, the Company granted 256,808 shares of restricted Common Stock in 1999 under the 1994 Omnibus Plan. These shares were granted in connection with a bonus earned under an executive bonus plan. The Company recorded an $11.7 million non-cash charge to selling, general and administrative expenses for the year ended December 31, 1999 for the fair market value of these shares on the date of grant. The restricted shares are subject to certain provisions that lapse in 2014.

      Concurrent with the adoption of the 1994 Omnibus Plan, the Company adopted the MAXXAM 1994 Non- Employee Director Plan (the "1994 DIRECTOR PLAN"). Up to 35,000 shares of common stock are reserved for awards under the 1994 Director Plan. Options to purchase 1,800 shares of common stock were granted to three non-employee directors in each of the years 1999, 1998 and 1997. The weighted average exercise prices of these options are $62.00, $60.94 and $43.19 per share, respectively, based on the quoted market price at the date of grant. The options vest at the rate of 25% per year commencing one year from the date of grant. At December 31, 1999, options for 4,425 shares were exercisable.

      Shares Reserved for Issuance
      At December 31, 1999, the Company had 2,446,782 common shares and 1,000,000 Class A Preferred shares reserved for future issuances in connection with various options, convertible securities and other rights as described in this Note 12.

      Rights
      On December 15, 1999, the Board of Directors of the Company declared a dividend to its stockholders consisting of (i) one Series A Preferred Stock Purchase Right (the "SERIES A RIGHT") for each outstanding share of the Company's Class A Preferred Stock and (ii) one Series B Preferred Stock Purchase Right (the "SERIES B RIGHT") for each outstanding share of the Company's common stock. The Series A Rights and the Series B Rights are collectively referred to herein as the "RIGHTS". The Rights are exercisable only if a person or group of affiliated or associated persons (an "ACQUIRING PERSON") acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the Company's common stock, or announces a tender offer that would result in beneficial ownership of 15% or more of the outstanding common stock. Any person or group of affiliated or associated persons who, as of December 15, 1999, was the beneficial owner of at least 15% of the outstanding common stock will not be deemed to be an Acquiring Person unless such person or group acquires beneficial ownership of additional shares of common stock (subject to certain exceptions). Each Series A Right, when exercisable, entitles the registered holder to purchase from the Company one share of Class A Preferred Stock at an exercise price of $165.00. Each Series B Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's new Class B Junior Participating Preferred Stock, with a par value of $0.50 per share (the "JUNIOR PREFERRED STOCK"), at an exercise price of $165.00 per one-hundredth of a share. The Junior Preferred Stock has a variety of rights and preferences, including a liquidation preference of $75.00 per share and voting, dividend and distribution rights which make each one-hundredth of a share of Junior Preferred Stock equivalent to one share of the Company's common stock.

      Under certain circumstances, including if any person becomes an Acquiring Person other than through certain offers for all outstanding shares of stock of the Company, or if an Acquiring Person engages in certain "self-dealing" transactions, each Series A Right would enable its holder to buy Class A Preferred Stock (or, under certain circumstances, preferred stock of an acquiring company) having a value equal to two times the exercise price of the Series A Right, and each Series B Right shall enable its holder to buy common stock of the Company (or, under certain circumstances, common stock of an acquiring company) having a value equal to two times the exercise price of the Series B Right. Under certain circumstances, Rights held by an Acquiring Person will be null and void. In addition, under certain circumstances, the Board is authorized to exchange all outstanding and exercisable Rights for stock, in the ratio of one share of Class A Preferred Stock per Series A Right and one share of common stock of the Company per Series B Right. The Rights, which do not have voting privileges, expire on December 11, 2009 but may be redeemed by action of the Board prior to that time for $0.01 per right, subject to certain restrictions. Substantially similar rights had expired on December 11, 1999.

      Voting Control
      Federated Development Inc., a wholly owned subsidiary of Federated Development Company ("FEDERATED"), and Mr. Charles E. Hurwitz beneficially own (exclusive of securities acquirable upon exercise of stock options) an aggregate 99.2% of the Company's Class A Preferred Stock and 39.9% of the Company's common stock (resulting in combined voting control of approximately 69.8% of the Company). Mr. Hurwitz is the Chairman of the Board and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Federated. Federated is wholly owned by Mr. Hurwitz, members of his immediate family and trusts for the benefit thereof.

13.   COMMITMENTS AND CONTINGENCIES

      Commitments
      Minimum rental commitments under operating leases at December 31, 1999 are as follows: years ending December 31, 2000 - $43.7 million; 2001 - $38.5 million; 2002 - $33.2 million; 2003 - $29.2 million; 2004 - $26.5 million;
thereafter - $91.7 million. Rental expense for operating leases was $47.3 million, $39.6 million and 35.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. The minimum future rentals receivable under noncancellable subleases at December 31, 1999 were $82.3 million.

   Aluminum Operations

      Environmental Contingencies
      Kaiser is subject to a number of environmental laws and regulations, to fines or penalties assessed for alleged breaches of the environmental laws and regulations, and to claims and litigation based upon such laws. Kaiser is subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments Reauthorization Act of 1986, "CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

      Based on Kaiser's evaluation of these and other environmental matters, Kaiser has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in other noncurrent liabilities (in millions):


                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   1999        1998        1997
                                                                                ----------  ----------  -----------
Balance at beginning of year..................................................  $    50.7   $    29.7   $     33.3
Additional accruals...........................................................        1.6        24.5          2.0
Less expenditures.............................................................       (3.4)       (3.5)        (5.6)
                                                                                ----------  ----------  -----------
Balance at end of year........................................................  $    48.9   $    50.7   $     29.7
                                                                                ==========  ==========  ===========


      These environmental accruals represent Kaiser's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology and Kaiser's assessment of the likely remediation action to be taken. Kaiser expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 million to $9.0 million for the years 2000 through 2004 and an aggregate of approximately $23.0 million thereafter.

      As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. Kaiser believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $30.0 million. As the resolution of these matters is subject to further regulatory review and approval, no specific assurances can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, Kaiser is working to resolve certain of these matters. Kaiser believes that it has insurance coverage available to recover certain incurred and future environmental costs and is pursuing claims in this regard. During December 1998, Kaiser received recoveries totaling approximately $35.0 million from certain of its insurers related to current and future claims. Based on Kaiser's analysis, a total of $12.0 million of such recoveries was allocable to previously accrued (expensed) items and, therefore, was reflected in earnings during 1998. The remaining recoveries were offset against increases in the total amount of environmental reserves. No assurances can be given that Kaiser will be successful in other attempts to recover incurred or future costs from other insurers or that the amount of recoveries received will ultimately be adequate to cover costs incurred. While uncertainties are inherent in the final outcome of these environmental matters, and it is impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

      Asbestos Contingencies
      Kaiser is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with Kaiser or exposure to products containing asbestos produced or sold by Kaiser. The lawsuits generally relate to products Kaiser has not sold for at least 20 years.

      The following table presents the changes in number of such claims pending for the years ended December 31, 1999, 1998, and 1997.



                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   1999        1998        1997
                                                                                ----------  ----------  -----------
Number of claims at beginning of period.......................................     86,400      77,400       71,100
Claims received...............................................................     29,300      22,900       15,600
Claims settled or dismissed...................................................    (15,700)    (13,900)      (9,300)
                                                                                ----------  ----------  -----------
Number of claims at end of period.............................................    100,000      86,400       77,400
                                                                                ==========  ==========  ===========


      The foregoing claims and settlement figures as of December 31, 1999, do not reflect the fact that Kaiser has reached agreements under which it expects to settle approximately 31,900 of the pending asbestos-related claims over an extended period.

      Kaiser maintains a liability for estimated asbestos-related costs for claims filed to date and an estimate of claims to be filed over a 10 year period (i.e., through 2009). Kaiser's estimate is based on its view, at each balance sheet date, of the current and anticipated number of asbestos-related claims, the timing and amounts of asbestos-related payments, the status of ongoing litigation and settlement initiatives, and the advice of Wharton Levin Ehrmantraut Klein & Nash, P.A., with respect to the current state of the law related to asbestos claims. However, there are inherent uncertainties involved in estimating asbestos-related costs and Kaiser's actual costs could exceed its estimates due to changes in facts and circumstances after the date of each estimate. Further, while Kaiser does not presently believe there is a reasonable basis for estimating asbestos-related costs beyond 2009 and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2009, Kaiser expects that such costs may continue beyond 2009, and that such costs could be substantial. As of December 31, 1999, an estimated asbestos-related cost accrual of $387.8 million, before consideration of insurance recoveries, has been reflected in the accompanying financial statements primarily in other noncurrent liabilities. Kaiser estimates that annual future cash payments for asbestos-related costs will range from approximately $75.0 million to $85.0 million in the years 2000 to 2002, approximately $35.0 million to $55.0 million for each of the years 2003 and 2004, and an aggregate of approximately $58.0 million thereafter.

      Kaiser believes that it has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although Kaiser has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to settlements. Kaiser has reached preliminary agreements with certain insurance carriers under which it expects to collect a substantial portion of its 2000 asbestos-related payments. The timing and amount of future recoveries from these and other insurance carriers will depend on the pace of claims review and processing by such carriers and on the resolution of any disputes regarding coverage under such policies. Kaiser believes that substantial recoveries from the insurance carriers are probable. Kaiser reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of Heller Ehrman White & McAuliffe LLP, with respect to applicable insurance coverage law relating to the terms and conditions of those policies. Accordingly, an estimated aggregate insurance recovery of $315.5 million, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in long-term receivables and other assets at December 31, 1999. However, no assurances can be given that Kaiser will be able to project similar recovery percentages for future asbestos-related claims or that the amounts related to future asbestos-related claims will not exceed Kaiser's aggregate insurance coverage.

      Kaiser continues to monitor claims activity, the status of lawsuits (including settlement initiatives), legislative developments, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from Kaiser's underlying assumptions. This process resulted in Kaiser reflecting charges of $53.2 million, $12.7 million, and $8.8 million (included in investment, interest and other income (expense), net) in the years ended December 31, 1999, 1998, and 1997, respectively, for asbestos-related claims, net of expected insurance recoveries, based on recent cost and other trends experienced by Kaiser and other companies. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, management believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position or liquidity. However, as Kaiser's estimates are periodically re-evaluated, additional charges may be necessary and such charges could be material to the results of the period in which they are recorded.

      Labor Matters
      In connection with the USWA strike and subsequent lock-out by Kaiser, certain allegations of unfair labor practices were filed with the National Labor Relations Board ("NLRB") by the USWA. Kaiser responded to all such allegations and believed that they were without merit. In July 1999, the Oakland, California, regional office of the NLRB dismissed all material charges filed against Kaiser. In September 1999, the union filed an appeal of this ruling with the NLRB general counsel's office in Washington, D.C. If the original decision were to be reversed, the matter would be referred to an administrative law judge for a hearing whose outcome would be subject to an additional appeal either by the USWA or Kaiser. This process could take months or years. If these proceedings eventually resulted in a definitive ruling against Kaiser, it could be obligated to provide back pay to USWA members at the five plants and such amount could be significant. However, while uncertainties are inherent in the final outcome of such matters, the Company believes that the resolution of the alleged unfair labor practices should not result in a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

      Forest Products Operations
      Regulatory and environmental matters play a significant role in the Company's forest products business, which is subject to a variety of California and federal laws and regulations, as well as the HCP and SYP (defined below) and Pacific Lumber's 2000 timber operator's license, dealing with timber harvesting practices, threatened and endangered species and habitat for such species, and air and water quality. As further described in Note 3 "Significant Acquisitions and Dispositions," on March 1, 1999, Pacific Lumber, including its subsidiaries and affiliates, and the Company consummated the Headwaters Agreement with the United States and California. In addition to the transfer of the Headwaters Timberlands described in Note 3, a sustained yield plan (the "SYP") and a multiple-species habitat conservation plan (the "HCP") were approved and incidental take permits related to the HCP (the "PERMITS") were issued.

       The SYP complies with certain California Board of Forestry regulations requiring timber companies to project timber growth and harvest on their timberlands over a 100-year planning period and to demonstrate that their projected average annual harvest for any decade within a 100-year planning period will not exceed the average annual harvest level during the last decade of the 100-year planning period. The SYP is effective for 10 years (subject to review after five years) and may be amended by Pacific Lumber, subject to approval by the CDF. Revised SYPs will be prepared every decade that address the harvest level based upon reassessment of changes in the resource base and other factors. The HCP and the Permits allow incidental "take" of certain species located on the Company's timberlands which have been listed as endangered or threatened under the federal Endangered Species Act (the "ESA") and/or the California Endangered Species Act ("CESA") so long as there is no "jeopardy" to the continued existence of such species. The HCP identifies the measures to be instituted in order to minimize and mitigate the anticipated level of take to the greatest extent practicable. The SYP is also subject to certain of these provisions. The HCP and related Permits have a term of 50 years. The Company believes that the SYP and the HCP should in the long-term expedite the preparation and facilitate approval of its THPs, although the Company is experiencing difficulties in the THP approval process as it implements these agreements.

      Under the Federal Clean Water Act, the Environmental Protection Agency ("EPA") is required to establish total maximum daily load limits ("TMDLS") in water courses that have been declared to be "water quality impaired." The EPA and the North Coast Regional Water Quality Control Board are in the process of establishing TMDLs for 17 northern California rivers and certain of their tributaries, including certain water courses that flow within the Company's timberlands. The final TMDL requirements applicable to the Company's timberlands may require aquatic measures that are different from or in addition to the prescriptions to be developed pursuant to the watershed analysis process provided for in the HCP.

      Lawsuits are pending and threatened which seek to prevent the Company from implementing the HCP and/or the SYP, implementing certain of the Company's approved THPs or carrying out certain other operations. On December 2, 1997, two lawsuits were filed against the Company, certain of its subsidiaries and others:
Kristi Wrigley, et al. v. Charles Hurwitz, John Campbell, Pacific Lumber, MAXXAM Group Holdings Inc., Scotia Pacific Holding Company, MAXXAM Group Inc., MAXXAM Inc., Scotia Pacific Company LLC, et al. (the "WRIGLEY LAWSUIT") and Jennie Rollins, et al. v. Charles Hurwitz, John Campbell, Pacific Lumber, MAXXAM Group Holdings Inc., Scotia Pacific Holding Company, MAXXAM Group Inc., MAXXAM Inc., Barnum Timber Company, et al. (the "ROLLINS LAWSUIT"). These actions allege, among other things, that the defendants' logging practices have damaged the plaintiffs' properties and property values by contributing to landslides (Rollins lawsuit) and the destruction of certain watersheds (Wrigley lawsuit). The Company believes that it has strong factual and legal defenses with respect to these matters; however, there can be no assurance that they will not have a material adverse effect on its financial position, results of operations or liquidity. On March 31, 1999, an action entitled Environmental Protection Information Association, Sierra Club v. California Department of Forestry and Fire Protection, California Department of Fish and Game, The Pacific Lumber Company, Scotia Pacific Company LLC, Salmon Creek Corporation, et al. (the "EPIC-SYP/PERMITS LAWSUIT") was filed alleging various violations of the CESA and the California Environmental Quality Act ("CEQA"), and challenging, among other things, the validity and legality of the Permits issued by California and the SYP. On March 31, 1999, an action entitled United Steelworkers of America, AFL-CIO, CLC, and Donald Kegley v. California Department of Forestry and Fire Protection, The Pacific Lumber Company, Scotia Pacific Company LLC and Salmon Creek Corporation (the "USWA LAWSUIT") was filed also challenging the validity and legality of the SYP. The Company believes that appropriate procedures were followed throughout the public review and approval process concerning the HCP and the SYP, and the Company is working with the relevant state and federal agencies to defend these challenges. Although uncertainties are inherent in the final outcome of the EPIC-SYP/Permits lawsuit and the USWA lawsuit, the Company believes that the resolution of these matters should not result in a material adverse effect on its financial condition, results of operations or the ability to harvest timber. While the Company expects environmentally focused objections and lawsuits to continue, it believes that the HCP, the SYP and the Permits should enhance its position in connection with these continuing challenges and, over time, reduce or minimize such challenges.

      OTS Contingency and Related Matters
      On December 26, 1995, the United States Department of Treasury's Office of Thrift Supervision ("OTS") initiated a formal administrative proceeding against the Company and others by filing a Notice of Charges (the "NOTICE"). The Notice alleges, among other things, misconduct by the Company, Federated, Mr. Charles Hurwitz and others (the "RESPONDENTS") with respect to the failure of United Savings Association of Texas("USAT"), a wholly owned subsidiary of United Financial Group Inc. ("UFG"). At the time of receivership, the Company owned approximately 13% of the voting stock of UFG. The Notice claims, among other things, that the Company was a savings and loan holding company, that with others it controlled USAT, and that, as a result of such status, it was obligated to maintain the net worth of USAT. The Notice makes numerous other allegations against the Company and the other Respondents, including that through USAT it was involved in prohibited transactions with Drexel Burnham Lambert Inc. The hearing on the merits of this matter commenced on September 22, 1997 and concluded on March 1, 1999. On February 10, 1999, the OTS and FDIC settled with all of the Respondents except Mr. Hurwitz, the Company and Federated for $1.0 million and limited cease and desist orders.

      Post hearing briefing concluded on January 31, 2000. In its post-hearing brief, the OTS claims, among other things, that the remaining Respondents, Mr. Hurwitz, the Company and Federated, are jointly and severally liable to pay either $821.3 million in restitution or reimbursement of $362.6 million for alleged unjust enrichment. The OTS also claims that each remaining Respondent should be required to pay $4.6 million in civil money penalties, and that Mr. Hurwitz should be prohibited from engaging in the banking industry. The Respondents' brief claims that none of them has any liability in this matter. A recommended decision by the Administrative Law Judge is not expected any sooner than early to mid-2000. A final agency decision would be issued by the OTS Director thereafter. Such decision would then be subject to appeal by any of the parties to the federal appellate court.

      On August 2, 1995, the Federal Deposit Insurance Corporation ("FDIC") filed a civil action entitled Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund v. Charles E. Hurwitz (the "FDIC ACTION") in the U.S. District Court for the Southern District of Texas (the "COURT"). The original complaint was against Mr. Hurwitz and alleged damages in excess of $250.0 million based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The original complaint further alleged, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and the Company maintained the net worth of USAT. In January 1997, the FDIC filed an amended complaint which seeks, conditioned on the OTS prevailing in its administrative proceeding, unspecified damages from Mr. Hurwitz relating to amounts the OTS does not collect from the Company and Federated with respect to their alleged obligations to maintain USAT's net worth.

      The Company's bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law. The Company is obligated to advance defense costs to its officers and directors, subject to the individual's obligation to repay such amount if it is ultimately determined that the individual was not entitled to indemnification. In addition, the Company's indemnity obligation can, under certain circumstances, include amounts other than defense costs, including judgments and settlements. The Company has concluded that it is unable to determine a reasonable estimate of the loss (or range of loss), if any, that could result from these contingencies. Accordingly, it is impossible to assess the ultimate outcome of the foregoing matters or their potential impact on the Company; however, any adverse outcome of these matters could have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

      Other Matters
      The Company is involved in various other claims, lawsuits and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

14.   DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

      At December 31, 1999, the net unrealized loss on Kaiser's position in aluminum forward sales and option contracts (excluding the impact of those contracts discussed below which have been marked to market), energy forward purchase and option contracts, and forward foreign exchange contracts, was approximately $73.9 million (based on comparisons to applicable year-end published market prices). As Kaiser's hedging activities are generally designed to lock-in a specified price or range of prices, gains or losses on the derivative contracts utilized in these hedging activities will be offset by losses or gains, respectively, on the transactions being hedged.

      Alumina and Aluminum
      Kaiser's operating results are sensitive to changes in the prices of alumina, primary aluminum and fabricated aluminum products and also depend to a significant degree upon the volume and mix of all products sold. Primary aluminum prices have historically been subject to significant cyclical price fluctuations. Alumina prices as well as fabricated aluminum product prices (which vary considerably among products) are significantly influenced by changes in the price of primary aluminum but generally lag behind primary aluminum price changes by up to three months. Since 1993, the average Midwest United States transaction price for primary aluminum has ranged from approximately $0.50 to $1.00 per pound.

      From time to time in the ordinary course of business, Kaiser enters into hedging transactions to provide price risk management in respect of its net exposure of earnings and cash flows resulting from (i) anticipated sales of alumina, primary aluminum and fabricated aluminum products, less (ii) expected purchases of certain items, such as aluminum scrap, rolling ingot and bauxite, whose prices fluctuate with the price of primary aluminum. Forward sales contracts are used by Kaiser to effectively fix the price that Kaiser will receive for its shipments. Kaiser also uses option contracts (i) to establish a minimum price for its product shipments, (ii) to establish a "collar" or range of prices for its anticipated sales and/or (iii) to permit it to realize possible upside price movements. As of December 31, 1999, Kaiser had entered into option contracts that established a price range for an additional 341,000 and 317,000 tons of primary aluminum with respect to 2000 and 2001, respectively.

      Additionally, through December 31, 1999, Kaiser had also entered a series of transactions with a counterparty that will provide it with a premium over the forward market prices at the date of transaction for 2,000 tons of primary aluminum per month during the period from January 2000 through June 2001. Kaiser also contracted with the counterparty to receive certain fixed prices (also above the forward market prices at the date of the transaction) on 4,000 tons of primary aluminum per month over a three year period commencing October 2001 unless market prices during certain periods decline below a stipulated "floor" price, in which case the fixed price sales portion of the transactions terminates. The price at which October 2001 and after transactions terminate is well below current market prices. While Kaiser believes that the October 2001 and after transactions are consistent with its stated hedging objectives, these positions do not qualify for treatment as a "hedge" under current accounting guidelines. Accordingly these positions will be "marked to market" each period. For the year ended December 31, 1999, Kaiser recorded mark to market pre-tax charges of $32.8 million in investment, interest and other income (expense), net associated with the transactions described in this paragraph.

      As of December 31, 1999, Kaiser had sold forward virtually all of the alumina available to it in excess of its projected internal smelting requirements for 2000 and 2001 at prices indexed to future prices of primary aluminum.

      Energy
      Kaiser's operations are exposed to energy price risk from fluctuating prices for fuel oil and diesel oil consumed in the production process. Kaiser from time to time in the ordinary course of business enters into hedging transactions with major suppliers of energy and energy related financial instruments. As of December 31, 1999, Kaiser held a combination of fixed price purchase and option contracts for an average of 232,000 barrels per month of fuel oil for 2000.

      Foreign Currency
      Kaiser enters into forward exchange contracts to hedge material cash commitments to foreign subsidiaries or affiliates. At December 31, 1999, Kaiser had net forward foreign exchange contracts totaling approximately $88.5 million for the purchase of 133.0 million Australian dollars from January 2000 through May 2001, in respect of its Australian dollar denominated commitments from January 2000 through May 2001. In addition, Kaiser has entered into an option contract to purchase 42.0 million Australian dollars for the period from January 2000 through June 2001.

15.   SEGMENT INFORMATION

      Reportable Segments
      The Company is a holding company; its operations are organized and managed as distinct business units which offer different products and services and are managed separately through the Company's subsidiaries. The Company has four reportable segments: aluminum, forest products, real estate and racing operations. The aluminum segment is an integrated aluminum producer which uses portions of its bauxite, alumina and primary aluminum production for additional processing at its downstream facilities. The forest products segment harvests its timber and produces lumber and logs. The real estate segment invests in and develops residential and commercial real estate. The racing segment operates a pari-mutuel horse racing facility.

      The accounting policies of the segments are the same as those described in
Note 1. The Company evaluates segment performance based on profit or loss from operations before income taxes and minority interests.

      The following table presents financial information by reportable segment (in millions).



                                                      FOREST       REAL       RACING                  CONSOLIDATED
                          DECEMBER 31,   ALUMINUM    PRODUCTS     ESTATE    OPERATIONS    CORPORATE       TOTAL
                          -----------  ------------ -----------  --------  ------------ ------------ --------------
Net sales to unaffiliated
   customers                 1999      $   2,044.3  $    187.8   $  52.0   $      27.3  $         -  $     2,311.4
                             1998          2,256.4       233.6      58.6          24.1            -        2,572.7
                             1997          2,373.2       287.2      48.7          20.0            -        2,729.1

Operating income (loss)      1999            (23.0)       (4.1)     (5.2)          3.8        (23.0)         (51.5)
                             1998             96.5        40.9         -           1.8        (13.6)         125.6
                             1997            174.0        84.9      (3.4)         (1.6)       (17.5)         236.4

Investment, interest and
   other income (expense)    1999            (35.9)       26.9      21.1          (0.2)         6.4           18.3
                             1998              3.5         9.7      15.8           0.7          6.6           36.3
                             1997              3.0        14.8      17.6           0.1         14.2           49.7

Interest expense and
   amortization of deferred
   financing costs           1999            110.1        66.5       2.2           0.5         17.8          197.1
                             1998            110.0        75.3       1.5           3.4         18.3          208.5
                             1997            110.7        78.7       1.4           3.1         17.7          211.6

Depreciation, depletion
   and amortization          1999             83.6        17.0       6.2           1.1          0.5          108.4
                             1998             93.2        22.5       3.2           1.0          0.5          120.4
                             1997             96.5        26.1       3.3           0.9          0.6          127.4

Income (loss) before
   income taxes and
   minority interests        1999            (84.0)      196.1      13.7           3.1        (34.4)          94.5
                             1998            (10.0)      (24.7)     14.4          (1.0)       (25.3)         (46.6)
                             1997             66.3        20.9      12.8          (4.4)       (21.1)          74.5

Capital expenditures         1999             68.4        23.1       3.1           0.6          0.6           95.8
                             1998             77.6        22.0      22.2           1.0          0.1          122.9
                             1997            128.5        22.9      22.0           0.3          0.3          174.0

Investments in and advances
   to unconsolidated
   affiliates                1999             96.9           -      15.7             -            -          112.6
                             1998            128.3           -      18.2             -            -          146.5

Total assets                 1999          3,142.7       843.8     190.4          38.0        178.2        4,393.1
                             1998          2,928.7       682.6     194.6          36.3        233.0        4,075.2


      The amounts in the column entitled Corporate represent corporate general and administrative expenses, investment, interest and other income (expense), net, and interest expense not directly attributable to the reportable segments. This column also serves to reconcile the total of the reportable segments' amounts to totals in the Company's consolidated financial statements. The reconciling amounts for total assets for 1999 and 1998 are primarily related to deferred tax assets.

      Product Sales
      The following table presents segment sales by primary products (in millions).



                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   1999        1998        1997
                                                                                ----------  ----------  -----------
Aluminum:
   Bauxite and alumina........................................................  $   526.9   $   608.5   $    613.4
   Primary aluminum...........................................................      679.7       643.3        817.2
   Flat-rolled products.......................................................      576.2       714.6        743.3
   Engineered products........................................................      542.6       581.3        581.0
   Minority interests and eliminations........................................     (281.1)     (291.3)      (381.7)
                                                                                ----------  ----------  -----------
      Total aluminum sales....................................................  $ 2,044.3   $ 2,256.4   $  2,373.2
                                                                                ==========  ==========  ===========

Forest products:
   Lumber.....................................................................  $   165.3   $   211.6   $    256.1
   Other forest products......................................................       22.5        22.0         31.1
                                                                                ----------  ----------  -----------
      Total forest product sales..............................................  $   187.8   $   233.6   $    287.2
                                                                                ==========  ==========  ===========

Real estate:
   Real estate and development................................................  $    34.2   $    41.2   $     25.5
   Resort and other commercial operations.....................................       17.8        17.4         23.2
                                                                                ----------  ----------  -----------
      Total real estate sales.................................................  $    52.0   $    58.6   $     48.7
                                                                                ==========  ==========  ===========


      Geographical Information
      The Company's operations are located in many foreign countries, including Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products. Long-lived assets include property, plant and equipment-net, timber and timberlands-net, real estate held for development and sale, and investments in and advances to unconsolidated affiliates. Geographical information for net sales, based on countries of origin, and long-lived assets follows (in millions):


                                                       UNITED                                  OTHER
                                     DECEMBER 31,      STATES       JAMAICA       GHANA       FOREIGN      TOTAL
                                    ---------------  ----------- ------------- -----------  ----------  -----------
Net sales to unaffiliated customers      1999        $  1,668.9  $      233.1  $    153.2   $   256.2   $  2,311.4
                                         1998           2,014.3         237.0        89.8       231.6      2,572.7
                                         1997           2,076.2         204.6       234.2       214.1      2,729.1

Long-lived assets                        1999           1,174.8         288.2        84.1        90.2      1,637.3
                                         1998           1,297.8         289.2        90.2        99.7      1,776.9


      Major Customers and Export Sales
      For the years ended December 31, 1999, 1998 and 1997, sales to any one customer did not exceed 10% of consolidated revenues. Export sales were less than 10% of total revenues in 1999, 1998 and 1997.

16.    SUPPLEMENTAL CASH FLOW INFORMATION



                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   1999        1998        1997
                                                                                ----------  ----------  -----------
                                                                                     (In millions of dollars)
Supplemental information on non-cash investing and financing activities:
   Contribution of property and inventory in exchange for joint
      venture interest........................................................  $       -   $     8.7   $     10.6
   Acquisition of assets subject to other liabilities.........................          -         0.8          9.4
   Reduction of stockholders' deficit due to redemption of Kaiser preferred
      stock...................................................................          -           -         64.8
   Borrowing (repayment) of short-term debt issued to repurchase
      treasury stock..........................................................          -       (35.1)        35.1

Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest.................................  $   189.9   $   186.6   $    178.3
   Income taxes paid, net.....................................................       27.0        16.7         25.4



17.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Summary quarterly financial information for the years ended December 31, 1999 and 1998 is as follows (in millions, except share information):


                                                                           THREE MONTHS ENDED
                                                     --------------------------------------------------------------
                                                        MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
                                                     --------------  --------------  --------------  --------------
1999:
   Net sales.......................................  $       544.8   $       588.8   $       585.3   $       592.5
   Operating income (loss).........................          (35.2)           (2.6)          (19.1)            5.4
   Net income (loss)...............................          112.1           (18.1)          (37.4)           17.0
   Earnings (loss) per share:
      Basic........................................          16.02           (2.59)          (5.35)           2.41
      Diluted......................................          14.35           (2.59)          (5.35)           2.19

1998:
   Net sales.......................................  $       664.0   $       699.6   $       628.8   $       580.3
   Operating income (loss).........................           51.3            71.0            40.4           (37.1)
   Income (loss) before extraordinary item.........            1.9            12.4            (2.0)          (27.0)
   Extraordinary item, net.........................              -               -           (42.5)              -
   Net income (loss)...............................            1.9            12.4           (44.5)          (27.0)
   Basic earnings per common share:
      Income (loss) before extraordinary item......  $        0.28   $        1.76   $       (0.28)  $       (3.86)
      Extraordinary item, net......................              -               -           (6.07)              -
                                                     --------------  --------------  --------------  --------------
      Net income (loss)............................  $        0.28   $        1.76   $       (6.35)  $       (3.86)
                                                     ==============  ==============  ==============  ==============
   Diluted earnings per common and common
      equivalent share:
      Income (loss) before extraordinary item......  $        0.25   $        1.57   $       (0.28)  $       (3.86)
      Extraordinary item...........................              -               -           (6.07)              -
                                                     --------------  --------------  --------------  --------------
      Net income (loss)............................  $        0.25   $        1.57   $       (6.35)  $       (3.86)
                                                     ==============  ==============  ==============  ==============
